MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

Among

VARSITY GROUP INC.,

CAMPUS OUTFITTERS, LLC,

CAMPUS TEXTBOOKS, LLC

and

THE SELLERS listed on the signature page hereof

Dated as of May 26, 2005

_______________________________________________

TABLE OF CONTENTS

Page

1. DEFINITIONS 1

1.1 Definitions 1

1.2 Interpretation 10

2. PURCHASE AND SALE; CLOSING. 11

2.1 Purchase and Sale of Campus Outfitters Assets 11

2.2 Purchase and Sale of Textbooks Membership Interests 12

2.3 Purchase Price 13

2.4 Closing Date 16

2.5 Deliveries 16

2.6 Allocation 17

2.7 Expense Reimbursement 17

3. ASSUMPTION OF LIABILITIES. 17

3.1 Assumed Campus Outfitters Liabilities 17

3.2 Excluded Liabilities 17

4. SELLERS' REPRESENTATIONS AND WARRANTIES 18

4.1 Organization and Validity 18

4.2 Governmental Consents 20

4.3 Financial Statements, etc. 20

4.4 Change in Condition Since December 31, 2004 20

4.5 Litigation 22

4.6 Licenses; Compliance With Legal Requirements and Regulations 23

4.7 Title to and Condition of Assets; Sufficiency of Assets 23

4.8 Taxes 23

4.9 Certain Contracts 24

4.10 Intellectual Property 26

4.11 Environmental Matters 26

4.12 Employees 27

4.13 Warranties 27

4.14 Personal and Real Property 27

4.15 Employee Benefits 28

4.16 Purchase Entirely for Own Account 29

4.17 Disclosure of Information 29

4.18 Restricted Securities 29

4.19 Legends 29

4.20 Removal of Legend Upon Transfer 30

4.21 Receipt of Quarterly Statement 30

4.22 Brokers 30

5. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER 30

5.1 Corporate Matters 30

5.2 Financial Condition 31

5.3 Litigation 31

5.4 Brokers 31

5.5 SEC Reports and Financial Statements 31

6. CONDITIONS TO CLOSING 32

6.1 Conditions Precedent to Obligations of Purchaser 32

6.2 Conditions Precedent to Obligations of Sellers 33

7. CERTAIN COVENANTS 34

7.1 Liability for Transfer Taxes 34

7.2 Access to Information 34

7.3 Operation of the Acquired Business Prior to Closing 35

7.4 Consents 37

7.5 No Solicitation 37

7.6 Books and Records 38

7.7 Covenant Not to Compete; Non-Solicitation 38

7.8 Non-Solicitation 39

7.9 Employees 39

8. MUTUAL COVENANTS 41

8.1 Further Assurances 41

8.2 Further Actions Regarding Purchased Assets 41

8.3 Access to Information and Personnel 41

8.4 Taxes 42

8.5 Collection of Accounts Receivable and Payment to Sellers 43

8.6 Assignment of Fidelity Note 43

9. TERMINATION 43

9.1 Termination 43

9.2 Effect of Termination 44

9.3 Closing Deadline 44

10. SURVIVAL; INDEMNIFICATION 44

10.1 Survival 44

10.2 Indemnification by Purchaser 44

10.3 Indemnification by the Sellers 45

10.4 Indemnification Process 45

10.5 Limitation on Indemnification 48

10.6 Tax Treatment 48

11. GENERAL PROVISIONS 48

11.1 Governing Law; Jurisdiction 48

11.2 Notices 49

11.3 Exhibits 50

11.4 Entire Agreement, Binding Effect 50

11.5 Headings 50

11.6 Expenses; Expense Reimbursement 50

11.7 Amendment 50

11.8 Waiver 50

11.9 Time of the Essence 51

11.10 Assignment 51

11.11 Specific Performance 51

11.12 No Third Party Beneficiary 51

11.13 Severability 51

11.14 Counterparts; Signatures 51

11.15 Schedules 51

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of May 26, 2005, among Varsity Group Inc., a Delaware corporate (the "Purchaser"), Campus Outfitters, LLC, a Maryland limited liability company ("Campus Outfitters"), Campus Textbooks, LLC, a Maryland limited liability company ("Campus Textbooks") and the individuals listed on the signature pages hereto.

RECITALS

WHEREAS, certain of the individuals listed on the signature pages hereto (the "Campus Textbooks Sellers") together own beneficially and of record all of the limited liability company membership interests of Campus Textbooks (the "Campus Textbooks Membership Interests");

WHEREAS, certain of the individuals listed on the signature pages hereto (the "Campus Outfitters Sellers", and, together with the Campus Textbooks Sellers, the "Sellers") together hold own all of the limited liability company membership interests of Campus Outfitters;

WHEREAS, Campus Outfitters owns all of the Campus Outfitters Assets;

WHEREAS, the Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from the Sellers the Campus Textbooks Membership Interests upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers wish to cause Campus Outfitters sell to Purchaser, and Purchaser wishes to purchase from Campus Outfitters the Campus Outfitters Assets, and in connection therewith Purchaser is willing to assume the Assumed Campus Outfitters Liabilities, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

    DEFINITIONS

    .

      Definitions

      . For purposes of this Agreement, the following definitions shall apply:

      2004 Financials

      . shall have the meaning specified in Section 4.3(a)(i) of this Agreement.

      2005 Financials

      . shall have the meaning specified in Section 4.3(a)(ii) of this Agreement.

      5112 Berwyn

      . shall have the meaning specified in Section 2.5(a)(iii) of this Agreement.

      Acquired Business

      . shall mean the Acquired Campus Outfitters Business and the Acquired Campus Textbooks Business.

      Acquired Campus Outfitters Assets

      . shall have the meaning specified in Section 2.1 of this Agreement.

      Acquired Campus Outfitters Assets Purchase Price Allocation

      . shall have the meaning specified in Section 2.6 of this Agreement, and shall be as set forth on Schedule 2.6 to this Agreement.

      Acquired Campus Outfitters Business

      . shall mean the business of marketing, distributing, servicing and selling school uniforms and related accessories, products and equipment operated by Campus Outfitters, and involving the Acquired Campus Outfitters Assets, prior to the Closing Date.

      Acquired Campus Textbooks Business

      . shall mean the business of marketing and distributing, Textbooks or other educational accessories and equipment operated by Campus Textbooks prior to the Closing Date.

      Acquisition Proposal

      . shall have the meaning specified in Section 7.5 of this Agreement.

      Action

      . shall mean any claim, action, cause of action, litigation or suit (in contract, tort or otherwise), inquiry, proceeding, notice of noncompliance, demand letter, audit or investigation by or before any Governmental Authority, arbitrator or similar Person.

      Affiliate

      . shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

      Agreement

      . shall mean this Membership Interest and Asset Purchase Agreement.

      Allocation

      . shall have the meaning specified in Section 2.6 of this Agreement.

      Assignee

      . shall have the meaning specified in Section 11.10 of this Agreement.

      Assumed Campus Outfitters Liabilities

      . shall have the meaning specified in Section 3.1 of the Agreement.

      Benefit Arrangement

      . shall have the meaning specified in Section 4.15(a) of this Agreement.

      Berwyn Road Lease

      . shall have the meaning specified in Section 2.5(a)(iii) of this Agreement.

      Berwyn Road Property

      . shall have the meaning specified in Section 2.1(b)(iii) of this Agreement.

      Books and Records

      . shall mean books, records, documents, lists, manuals, plans, files, data and other materials (in any form or medium) relating to the Acquired Business and the Purchased Assets, including, without limitation, advertising materials, drawings, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, price lists, photographs, production data, sales and promotional materials and records, purchasing materials, records and databases, personnel records, quality control records and procedures, blueprints, research and development files and media materials and plates, copies of accounting records, all original property Tax Returns relating to the Purchased Assets; copies of all other Tax Returns of each of Campus Textbooks and Campus Outfitters filed since each of their organization, and copies of current litigation files.

      Business

      . shall mean the businesses of Campus Textbooks and, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters as such business is currently conducted and as proposed to be conducted.

      Business Day

      . means any day, other than (i) a Saturday or Sunday, or (ii) any other day on which commercial banking institutions are permitted or required to be closed in the State of New York.

      Campus Audit

      . shall have the meaning specified in Section 7.2 to this Agreement.

      Campus Outfitters

      . shall have the meaning specified in the Preamble to this Agreement.

      Campus Outfitters Retained Assets

      . shall have the meaning specified in Section 2.1(b) to this Agreement.

      Campus Outfitters Sellers

      . shall have the meaning specified in the Recitals to this Agreement.

      Campus Textbooks

      . shall have the meaning specified in the Preamble to this Agreement.

      Campus Textbooks Membership Interests

      . shall have the meaning specified in the Recitals to this Agreement.

      Campus Textbooks Membership Interests Allocation

      . shall have the meaning specified in Section 2.6 of this Agreement, and shall be as set forth on Schedule 2.6 to this Agreement.

      Campus Textbooks Sellers

      . shall have the meaning specified in the Recitals to this Agreement.

      Cash Payment

      . shall have the meaning specified in Section 2.3(a)(i) of this Agreement.

      Change of Control

      . shall mean, with respect to Purchaser the occurrence of a merger, consolidation, share exchange, recapitalization, business combination, tender offer or exchange offer or other similar transaction involving a majority of the outstanding shares of Varsity Common Stock or a sale of all or substantially all of the assets of Purchaser to a third party.

      Change of Control Date

      . shall have the meaning specified in Section 2.3(c)(iii) of this Agreement.

      Change of Control Price

      . shall have the meaning specified in Section 2.3(c)(iii) of this Agreement.

      Claim

      . shall have the meaning specified in Section 10.4(a) of this Agreement.

      Claim Notice

      . shall have the meaning specified in Section 10.4(a) of this Agreement.

      Closing

      . shall mean the closing of the transactions contemplated by this Agreement.

      Closing Date

      . shall mean the date specified in Section 2.4 of this Agreement.

      Closing Deadline

      . shall mean the date specified in Section 9.3 of this Agreement.

      Code

      . shall mean the Internal Revenue Code of 1986, as amended.

      Companies

      . shall mean, together, Campus Textbooks and Campus Outfitters.

      Competing Business

      . shall have the meaning set forth in Section 7.7(b) of this Agreement.

      Confidentiality Agreement

      . shall mean that certain Confidentiality Agreement, dated as of April 29, 2005, and entered into by and among Varsity Group Inc., Campus Textbooks and Campus Outfitters.

      Consent

      . shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

      Contract

      . shall mean, with respect to any Person, any and all contracts or agreements, whether oral or written, including, but not limited to, customer contracts, development or developer agreements, work-for-hire agreements, franchise agreements, covenants not to compete, commitments, alliance agreements, purchase and sales orders, arrangements, employment agreements, subcontracting agreements, consulting agreements, leases, licenses, indentures, notes, bonds, deeds (or other evidence of indebtedness) and other agreements or contracts to which or by which such Person is legally bound.

      Damages

      . shall have the meaning specified in Section 10.2 of this Agreement.

      Debt

      . shall mean all obligations of a Person (i) for borrowed money including capitalized leases, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) under conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property, and (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.

      Direct Claim

      . shall have the meaning specified in Section 10.4(a) of this Agreement.

      Disclosure Schedule

      . shall have the meaning set forth in Section 4 of this Agreement.

      Employee Incentive Program

      . shall have the meaning set forth in Section 7.9(b) of this Agreement.

      Employee Plan

      . shall have the meaning set forth in Section 4.15(a) of this Agreement.

      Employees

      . shall mean the employees of Campus Textbooks and Campus Outfitters.

      Environmental Claims

      . shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Liabilities or Materials of Environmental Concern or pursuant to applicable Environmental Laws.

      Environmental Laws

      . shall mean all federal, state, local or foreign laws, regulations, ordinances or codes, without limitation, relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

      Environmental Liabilities

      . shall mean any losses, damages, costs, expenses, liabilities, obligations and claims of any kind arising out of, based on, resulting from or relating to: (a) acts, omissions occurrences and circumstances forming the basis for any violation or alleged violation of Environmental Laws; (b) the presence, release, spill, emission, leaking, injection, deposit, disposal, dispersal, leaching or migration into the ambient air, surface water, ground water, land surface of subsurface strata of any Materials of Environmental Concern; or (c) the presence of any Materials of Environmental Concern at any property currently, or previously, owned or leased by any of the Companies which pose a threat to human health or the environment.

      Environmental Permits

      . shall have the meaning specified in Section 4.11(a) of this Agreement.

      Equity Securities

      . of any Person shall mean (i) shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any such shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, and (iv) stock options, equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

      ERISA

      . shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

      ERISA Affiliate

      . shall have the meaning specified in Section 4.15(a) of this Agreement.

      Excluded Campus Outfitters Liabilities

      . shall have the meaning specified in Section 3.2 of this Agreement.

      Exchange Act

      . shall mean the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder by the SEC.

      Expense Reimbursement

      . shall have the meaning specified in Section 2.7 of this Agreement.

      Fidelity Notes Payoff Amount

      . shall have the meaning specified in Section 2.3(d) of this Agreement.

      Financial Statements

      . shall have the meaning specified in Section 4.3(a)(i) of this Agreement.

      GAAP

      . shall mean United States generally accepted accounting principles as in effect from time to time.

      Governing Documents

      . shall have the meaning specified in Section 4.1(a) of this Agreement.

      Governmental Authority

      . shall mean any federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body.

      Indemnified Party

      . shall have the meaning specified in Section 10.4 of this Agreement.

      Indemnifying Party

      . shall have the meaning specified in Section 10.4 of this Agreement.

      Intellectual Property

      . shall mean any and all patents, registered and unregistered copyrights, registered and unregistered trademarks and service marks, trade names, all applications or registrations for any of the foregoing, and trade names, brand marks, brand names, trade dress, logos, Internet domain names and trade secrets.

      Intellectual Property Rights

      . shall mean rights in and to the following: (i) registered and unregistered copyrights and derivative works thereof; (ii) pending and issued patents (including all provisionals, reissues, reexaminations, divisionals, continuations and continuations in-part); (iii) registered and unregistered trademarks (including pending applications); (iv) mask works, trade secrets; (v) design; (vi) moral and author rights; and (vii) all other Intellectual Property of any kind or nature.

      Inventory

      . shall mean all inventories of textbooks or uniforms or related equipment for sale in opened or unopened containers.

      IRS

      . shall mean the United States Internal Revenue Service.

      Knowledge of Purchaser

      . (and terms of similar import) shall mean the actual knowledge of Eric Kuhn and Jack Benson after reasonable inquiry.

      Knowledge of Sellers

      . (and terms of similar import) shall mean the actual knowledge of Adam Hanin, Elliott Hanin and Adam Isaacson after reasonable inquiry.

      Lease Consent Holdback

      . shall have the meaning specified in Section 2.3(e) of this Agreement.

      Leases

      . shall mean the Personalty Leases and the Real Property Leases.

      Legal Requirement

      . shall mean any federal, state, foreign or local statute, ordinance, code, rule or regulation, guidance, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

      Lien

      . means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use, restrictive covenant or other encumbrance (including an option to purchase, right of first refusal or first offer), whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

      Material Adverse Change

      or "Material Adverse Effect" or similar phrase shall mean, with respect to any Person, any event or circumstance that has or would reasonably be expected to have a material adverse effect on the business, prospects, results of operations, assets, liabilities, or condition (financial or otherwise) of such Person.

      Materials of Environmental Concern

      . shall mean any substance or material that is on the Closing Date prohibited, regulated or defined as hazardous by any Governmental Authority under any Environmental Law including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, asbestos, PCBs, VOCs, SVOCs, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Law.

      New Employment Agreements

      . shall have the meaning specified in Section 6.1(g) of this Agreement.

      Non-Compete Period

      . shall have the meaning specified in Section 7.7(a) of this Agreement.

      Non-Compete Persons

      . shall have the meaning specified in Section 7.7(a) of this Agreement.

      Non-Transferable Retail Lease

      . shall have the meaning specified in Section 2.3(e) of this Agreement.

      Ordinary Course of Business

      . shall mean the ordinary course of the business, consistent with past practices, of Campus Textbooks and Campus Outfitters, as the case may be.

      Participate; Participating

      . shall have the meaning specified in Section 7.7(b) of this Agreement.

      Pension Plan

      . shall have the meaning specified in Section 4.15(a) of this Agreement.

      Per Share Purchase Price

      . shall have the meaning specified in Section 2.3(a)(ii) of this Agreement.

      Permitted Liens

      . means (i) mechanic's, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens securing lease payments under leases or licenses for Leased Real Property, (v) Liens arising in favor of the United States government as a result of progress payment clauses contained in any Contract, and (vi) in the case of Real Property, (A) any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, agreements and other matters of fact or record, (B) such state of fact or exceptions that an accurate survey or inspection of the Real Property would show, (C) present or future laws applicable to the Real Property, including the use or improvement thereof, and (D) matters affecting Real Property created by or with the written consent of Purchaser.

      Person

      . shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

      Personalty Leases

      . shall have the meaning specified in Section 4.14(a).

      Plans

      . shall have the meaning specified in Section 4.15(a).

      Post-Closing Tax Period

      . means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

      Pre-Closing Tax Period

      . means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

      Property Taxes

      . shall have the meaning set forth in Section 8.4(c) of this Agreement.

      Purchased Assets

      . shall mean the Acquired Campus Outfitters Assets and all of the limited liability company membership interests of Campus Textbooks.

      Purchaser

      . shall have the meaning set forth in the Preamble to this Agreement.

      Purchaser Indemnified Parties

      . shall have the meaning specified in Section 10.3 of this Agreement.

      Purchaser SEC Filings

      . shall have the meaning specified in Section 5.5 of this Agreement.

      Real Property Leases

      . shall have the meaning specified in Section 4.14(c).

      Recipient Shares

      . shall have the meaning specified in Section 2.3(c)(i).

      Representative

      . means any officer, director, member, shareholder, partner, principal, attorney, agent, employee, banker, accountant, consultant or other representative.

      Retail Leases

      . shall have the meaning specified in Section 2.3(e) of this Agreement.

      SEC

      . means the Securities and Exchange Commission.

      Securities Act

      . shall mean the Securities Act of 1933, as amended, and the related rules and regulations promulgated thereunder by the SEC.

      Sellers

      . shall have the meaning set forth in the Recitals to this Agreement.

      Seller Indemnified Parties

      . shall have the meaning specified in Section 10.2 of this Agreement.

      Seller Indemnifying Parties

      . shall have the meaning specified in Section 10.3 of this Agreement.

      Stock Payment

      . shall have the meaning specified in Section 2.3(a)(ii) of this Agreement.

      Straddle Period

      . means any taxable year or tax period that includes (but does not end on) the Closing Date.

      Taxes

      . shall mean with respect to any Person, all taxes of any kind, levies or other like assessments, customs, duties, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise (if not based on income), estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable pursuant to Treasury Regulation 1.1502-6 or any analogous state or local Tax provision, or as a successor, transferee, by contract or otherwise).

      Tax Returns

      . shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

      Third Party

      . shall have the meaning specified in Section 7.5 of this Agreement.

      Third Party Claim

      . shall have the meaning specified in Section 10.4(a) of this Agreement.

      Total Purchase Price

      . shall have the meaning specified in Section 2.3(a) of this Agreement.

      Transfer Taxes

      . shall have the meaning specified in Section 7.1 of this Agreement.

      Transferred Employee

      . shall have the meaning specified in Section 7.9 of this Agreement.

      Two Year Anniversary

      . shall have the meaning specified in 2.3(c)(ii) of this Agreement.

      Two Year Anniversary Trading Price

      . shall have the meaning specified in 2.3(c)(ii) of this Agreement.

      Varsity Common Stock

      . shall have the meaning specified in Section 2.3(a)(ii) of this Agreement.

      Varsity Stock Recipient

      . shall have the meaning specified in Section 2.3(b) of this Agreement.

      Welfare Plan

      . shall have the meaning specified in Section 4.15(a) of this Agreement.

      Interpretation

      . In this Agreement, unless the contrary intention appears:

        a reference to a Section, Schedule or Exhibit is a reference to a Section of, or Schedule or Exhibit to, this Agreement and references to this Agreement include any recital in, or Exhibit or Schedule to, this Agreement;
        any agreement referred to herein shall mean such agreement as amended, supplemented and modified as of the Closing Date to the extent permitted by the applicable provisions thereof, and shall include all exhibits, schedules, and other documents or agreements attached thereto;
        the singular includes the plural and vice versa; and
        whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation."
        Each of Purchaser and Sellers and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement and any schedules and exhibits hereto.
    PURCHASE AND sale; CLOSING.
      Purchase and Sale of Campus Outfitters Assets

      .

        Purchased Campus Outfitters Assets. Subject to and upon the terms and conditions set forth in this Agreement, and except as provided in Section 2.1(b) hereof, the Campus Outfitters Sellers shall, at the Closing, in accordance with all applicable Legal Requirements, cause Campus Outfitters to sell, transfer, assign, convey and deliver to Purchaser free and clear of all Liens (other than Permitted Liens) and Purchaser shall accept and acquire from the Campus Outfitters Sellers, all right, title and interest of Campus Outfitters in the properties, assets, and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired related to or used or held for use in connection with the Acquired Campus Outfitters Business, including, without limitation, all following categories of assets (collectively, the "Acquired Campus Outfitters Assets"):
          all tangible personal property used or held for use, or leased in connection with the Acquired Campus Outfitters Business including, but not limited to, fixed assets, machinery, equipment, tools, tooling, parts, furniture, fixtures, furnishings, office equipment, computers, servers, leasehold improvements and vehicles and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), including, without limitation, all tangible personal property set forth on Schedule 2.1(a)(i) hereto (it being understood that Schedule 2.1(a)(i) is an accurate representation of such tangible personal property as of December 31, 2004):
          all rights under the Contracts which are set forth on Schedule 2.1(a)(ii), including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions with respect of breaches, defaults and other violations of such Contracts;
          all credits, prepaid expenses, deferred charges, advance payments security deposits and prepaid items relating to, or held for use for, the Acquired Campus Outfitters Business;
          all licenses, permits, approvals and qualifications relating to the Acquired Campus Outfitters Business;
          the "Campus Outfitters" name and any derivation thereof; all other Intellectual Property, and all rights thereunder or in respect thereof, related to or used or held for use in connection with the Acquired Campus Outfitters Business, including, but not limited to, (i) all Intellectual Property related to the uniforms sold by Campus Outfitters listed on Schedule 2.1(a)(vi)-1 hereto, (ii) all of the registered and unregistered trademarks listed on Schedule 2.1(a)(vi)-2, and (ii) rights to sue for and remedies against past, present and future infringements of any such Intellectual Property, and rights of priority and protection of interests therein under any Legal Requirement and all tangible embodiments thereof;
          all permits; telephone, telex and telephone facsimile numbers and other directory listings; and any claims, action, lawsuit, judgment or causes of action against third parties relating to the Campus Outfitters Assets;
          all Books and Records; and
          all Inventory with respect to the Campus Outfitters Assets.
        Campus Outfitters Retained Assets. The Campus Outfitters Sellers and Campus Outfitters shall retain and shall not transfer, assign, sell and deliver to Purchaser pursuant to Section 2.1(a) hereof, and Purchaser shall not purchase and assume from the Campus Outfitters Sellers or from Campus Outfitters, the following assets of the Campus Outfitters Sellers or Campus Outfitters, as the case may be, (collectively, the "Campus Outfitters Retained Assets"):
          the membership interests in Campus Outfitters;
          Campus Outfitters limited liability company minute books;
          the ownership interest in the building located at 5112 Berwyn Road, College Park, Maryland 20740 (the "Berwyn Road Property");
          all cash on hand as of the Closing; and
          accounts, notes, and other receivables.
        Change of Business Name. No later than two (2) Business Days after the Closing, Sellers shall cause Campus Outfitters to change its name to an unrelated name which does not use or invoke any relationship to the Acquired Business or any trademarks or trade names conveyed hereunder.
      Purchase and Sale of Textbooks Membership Interests

      . Subject to and upon the terms and conditions set forth in this Agreement, the Campus Textbooks Sellers shall at the Closing, in accordance with all applicable Legal Requirements, sell, transfer, assign, convey and deliver to Purchaser the Campus Textbooks Membership Interests free and clear of all Liens.

      Purchase Price

      .

        Total Closing Purchase Payment. On the terms and subject to the conditions set forth in this Agreement, the aggregate amount of the purchase price to be paid to Sellers at Closing (the "Total Purchase Price") for the Campus Textbooks Membership Interests and the Campus Outfitters Assets shall be equal to:
          Three Million Fifteen Thousand Eight Hundred Ninety-Eight Dollars ($3,015,898), minus the Fidelity Notes Payoff Amount and subject to adjustment pursuant to Section 2.3 and Section 2.7 hereto, which shall be paid in cash by Purchaser to Sellers in immediately available funds by wire transfer in accordance with the wire instructions attached hereto as Exhibit 2.3(a)(i) (the "Cash Payment");
          One Hundred Twenty-Three Thousand Nine Hundred Sixty-Seven (123,967) shares (the "Stock Payment") of the common stock of Varsity, par value $0.0001 per share (the "Varsity Common Stock"), which number is equal to the quotient obtained by dividing (x) $750,000 by (y) $6.05 (the "Per Share Purchase Price"). The Per Share Purchase Price is the average daily closing price of the Varsity Common Stock on the Nasdaq National Market for the thirty trading days prior to the date hereof, subject to the terms and adjustments as set forth in Section 2.3(c) hereof; and
          the assumption of the Assumed Campus Outfitters Liabilities as provided in Section 3.1.
        Purchase Price Allocation. The Stock Payment and the Cash Payment will be allocated among the Sellers, Campus Outfitters and Campus Textbooks as set forth on Schedule 2.3(b) hereto. The Stock Payment will only be made to those Sellers (such person a "Varsity Stock Recipient") that are "accredited investors" within the definition set forth in Rule 501(a) under the Securities Act.
        Stock Payment Adjustment and Terms.
          Lock-Up. During the period of one year from the Closing Date, each of the Varsity Stock Recipients (i) will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge (other than a general, fully recourse pledge of a broad pool of assets of such Varsity Stock Recipient, which include some or all of the Recipient Shares), borrow or otherwise dispose of any of the shares of Varsity Stock received by such Varsity Stock Recipients as part of the Stock Payment (the "Recipient Shares"), or make any announcement of any of the foregoing, and (ii) will not otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of the Recipient Shares, whether or not such transaction is settled by delivery of Varsity Common Stock, other securities, cash or other consideration.
          Two Year Anniversary Adjustment. To the extent a Varsity Stock Recipient does not sell, pledge, hedge or in any other way encumber or transfer for value its Recipient Shares during the two years following the Closing Date, then, on the two (2) year anniversary of the Closing Date (the "Two Year Anniversary"), if the average daily closing price of the Varsity Common Stock for the thirty trading days prior to the Two Year Anniversary (the "Two Year Anniversary Trading Price") is not equal to or greater than the Per Share Purchase Price, then on such Two Year Anniversary, Purchaser will pay or issue to such Varsity Stock Recipient, at Purchaser's discretion, either cash or a number of shares of Varsity Common Stock, in an amount per Recipient Share equal to the difference between (x) the Per Share Purchase Price and (y) the Two Year Anniversary Trading Price with respect to each Recipient Share that such Varsity Stock Recipient has not sold, pledged (other than a general fully recourse pledge of a broad pool of assets or such Varsity Stock Recipient, which include some or all the Recipient Shares), hedged or in any other way transferred for value during such two-year period. The form of the consideration paid to such Varsity Stock Recipient shall be at the election of Purchaser at the time of payment, provided, however, that Purchaser shall only issue shares of Varsity Common Stock to a Varsity Stock Recipient if on the delivery date thereof the Purchaser is current in its public information requirements as specified in Rule 144(c)(1) under the Securities Act.
          Adjustment upon Change of Control of Purchaser. If, prior to the Two Year Anniversary, the Purchaser undergoes a Change of Control (the date of closing of such Change of Control the "Change of Control Date") pursuant to which the shares of Varsity Common Stock are converted into or exchanged for cash, other consideration, or the right to receive cash or other consideration with a fair market value of less than the Per Share Purchase Price (such price the "Change of Control Price") then Purchaser shall issue or pay to the Varsity Stock Recipients to the extent such Varsity Stock Recipients have not sold, pledged (other than a general fully recourse pledge of a broad pool of assets of such Varsity Stock Recipient, which include some or all of such Varsity Stock Recipient's Recipient Shares), hedged or in any other way transferred for value all of such Recipient Shares prior to the Change of Control Date, at the Purchaser's discretion, an amount of cash or a number of shares of Varsity Common Stock in an amount per each such remaining untransferred Recipient Share equal to the difference between (x) the Per Share Purchase Price with respect to each such Varsity Stock Recipient's remaining untransferred Recipient Shares and (y) the Change of Control Price. Purchaser shall have the right to issue shares of Varsity Common Stock only to the extent Purchaser has entered into binding agreements or arrangements or otherwise provided to cause such additional shares of Varsity Common Stock to participate in the Change of Control on the same basis as shares of Varsity Common Stock outstanding prior to the issuance of additional shares of Varsity Common Stock to the Varsity Stock Recipients. If the consideration in the Change of Control transaction includes other than cash, the non-cash consideration will be valued as follows: (a) in the case of stock, the average daily closing price for the thirty trading days ending two trading days prior to the Change of Control Date, provided that such shares are registered and freely tradeable (disregarding any impact of Rule 145 of the Securities Act) or (b) in all other instances, as valued by the Board of Directors of Purchaser in good faith.
          The parties agree and acknowledge that the additional shares of Varsity Common Stock issuable pursuant to this Section, if any, are intended to constitute the contingent payment of the Total Purchase Price for purposes of Rule 144(d)(3)(iii) under the Securities Act.
          Tax Treatment. The parties hereto agree to treat all payments made pursuant to this Section 2.3 as an adjustment to the Total Purchase Price for Tax purposes, unless otherwise required by applicable law.
          All shares of Varsity Common Stock issued pursuant to Section 2.3(a) or Section 2.3(c) hereto, and all determinations of the Per Share Purchase Price, Two Year Anniversary Price and the per share value of the Varsity Common Stock, shall be equitably adjusted to account for stock splits, reclassifications, recombinations, reverse stock splits, stock dividends or other similar transactions with respect to the Varsity Common Stock occurring after the date hereof.
        Payoff of Fidelity Notes. Purchaser shall pay to Fidelity & Trust Bank by wire transfer of immediately available funds at Closing the payoff amount of the total outstanding balance as of the Closing Date (the "Fidelity Notes Payoff Amount") on each of the notes between Campus Textbooks or Campus Outfitters and Fidelity & Trust Bank, listed in Paragraph 11 of Schedule 2.1(a)(ii), with the exception of that certain $25,000 note payable by Campus Outfitters to Fidelity & Trust Bank, dated as of July 6, 2004, so long as funds thereunder remain undisbursed. As of the date hereof, Sellers confirm that the Fidelity Notes Payoff Amount is One Million Four Hundred Forty-Eight Thousand Dollars ($1,448,000).
        Lease Consent Holdback. Purchaser shall hold back from the Cash Payment the amount of $100,000 (the "Lease Consent Holdback") until each of the leases of retail property listed on Annex C to Schedule 2.1(a)(ii) (the "Retail Leases") has been (a) transferred in accordance with its terms pursuant to a properly signed consent by the owner or manager of such property, as required, or, (b) if a lease is non-transferable or a landlord refuses to consent to the transfer of a lease (each of the foregoing a "Non-Transferable Retail Lease"), until a lease for a retail location within a reasonable proximity to the location of the original leased property is obtained by Sellers, Campus Outfitters or Campus Textbooks and entered into by Purchaser. The Lease Consent Holdback amount shall be applied to cover any and all reasonable expenses incurred by Sellers, Campus Outfitters, Campus Textbooks or Purchaser in order to properly transfer the Retail Leases or, in the case of a Non-Transferable Retail Lease, to pay for the termination of the Non-Transferable Retail Lease and to enter into a new lease on substantially the same terms as the Non-Transferable Retail Lease. In the event that Sellers, Campus Outfitters and Campus Textbooks are unable to secure a new lease with substantially the same terms as a Non-Transferable Retail Lease, then the Lease Consent Holdback amount shall be applied to cover the difference between the payments due under the new lease and such payments due under the Non-Transferable Retail Lease. Sellers, Campus Textbooks, Campus Outfitters and Purchaser shall consult with one another prior to securing a Consent or a new lease, as applicable. Within 5 Business Days following the date on which the last Retail Lease has been properly transferred (or, in the case of Non-Transferable Leases, the date on which a new retail lease has been entered into by Purchaser) Purchaser shall pay to Sellers the amount of the Lease Consent Holdback that is remaining after payment of the expenses set forth in this Section 2.3(e), provided, however, if after six (6) months from the date hereof, or the earliest date thereafter, there is no active dispute with respect to any Non-Transferable Lease, then Purchaser shall refund the remaining portion of the Lease Consent Holdback to the Sellers. If the reasonable expenses incurred by Sellers, Campus Outfitters, Campus Textbooks or Purchaser in order to properly transfer the Retail Leases or, in the case of a Non-Transferable Retail Lease, to pay for the termination of the Non-Transferable Retail Lease and to enter into a new lease on substantially the same terms as the Non-Transferable Retail Lease exceed the amount of the Lease Consent Holdback, Purchaser shall be entitled to indemnification for such excess amount pursuant to Section 10.3(e) hereto.
        Transfers Conditioned Upon Approval. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Campus Outfitters Asset or Campus Textbooks Membership Interest, which by its terms or by law is nonassignable without a Consent or is cancelable by a third party in the event of an assignment unless and until such Consents shall be given.
      Closing Date

      . The Closing of the transactions provided for herein shall take place at the offices of Latham & Watkins LLP, 555 11th Street, NW, Suite 1000, Washington, DC, at 10:00 a.m. (local time) on the date two (2) Business Days after all conditions precedent to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than the conditions that, by their terms cannot be satisfied until Closing, but subject to the satisfaction of all such conditions at such time), or at such other time or place upon which the parties may agree (the day on which the Closing takes place being referred to herein as the "Closing Date"), provided that all conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived, and provided further that, assuming that all other conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (subject to Sellers' termination right pursuant to Section 9.1), the Closing shall occur on the next Business Day following the day on which Sellers provide Purchaser with a copy of the payoff letter or letters contemplated by Section 2.5(c).

      Deliveries

      . At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 6 below:

        Deliveries by Sellers.
          Campus Textbooks. At the Closing, the Campus Textbooks Sellers shall deliver to Purchaser the Campus Textbooks Membership Interests.
          Campus Outfitters. At the Closing, the Campus Outfitters Sellers shall cause Campus Outfitters to deliver to Purchaser the Acquired Campus Outfitters Assets.
          Berwyn Road Lease. At the Closing, the Sellers shall cause 5112 Berwyn LLC, a Maryland limited liability company ("5112 Berwyn"), to execute and deliver to Purchaser the Lease Agreement for the Berwyn Road Property in the form attached to this Agreement as Exhibit A hereto (the "Berwyn Road Lease").
        Deliveries by Purchaser. Purchaser shall pay the Total Purchase Price in accordance with Section 2.3 pay to Campus Outfitters the Campus Outfitters Assets Allocation and shall pay to Sellers the Campus Textbooks Membership Interests Allocation. Purchaser shall pay the Fidelity Notes Payoff Amount to Fidelity & Trust Bank, and shall execute and deliver the Berwyn Road Lease to Sellers for delivery to 5112 Berwyn.
        Other Deliveries. The Closing certificates and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged, including but not limited to a payoff letter (or letters) in customary form from Fidelity & Trust Bank indicating the amounts required to be paid on the notes listed in Paragraph 11 of Schedule 2.1(a)(ii) (with the exception of that certain $25,000 note payable by Campus Outfitters to Fidelity & Trust Bank, dated as of July 6, 2004, so long as funds thereunder remain undisbursed) in order to cause such notes to be paid in full by the payment of the Fidelity Notes Payoff Amount at Closing, and all liens released.
      Allocation

      . The Total Purchase Price (including any adjustments pursuant to Section 2.3) shall be allocated (as required pursuant to Section 1060 of the Code and the Regulations promulgated thereunder) among the Acquired Campus Outfitters Assets (the "Acquired Campus Outfitters Assets Purchase Price Allocation") and the Campus Textbooks Membership Interests (the "Campus Textbooks Membership Interests Allocation") and the Assumed Campus Outfitters Liabilities as set forth in Schedule 2.6 hereto (the "Allocation"), it being understood that the Allocation shall relate solely to allocation required for income tax purposes and shall not be controlling for any other purpose. Purchaser, Sellers and the Companies shall file all Tax Returns (including IRS Form 8594 and any supplemental filings) consistently with the Allocation and neither Purchaser, Sellers, nor the Companies shall take a position on any Tax Return inconsistent with the Allocation without the written consent of the other parties hereto, provided, however, that nothing contained herein shall prevent Purchaser, Sellers or the Companies from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither Purchaser, Sellers or the Companies shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such Allocation. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.6 shall survive the Closing without limitation.

      Expense Reimbursement

    . On the date following the date hereof, Purchaser shall pay to Campus Outfitters a good faith deposit in the amount of $50,000 (the "Expense Reimbursement"). The Expense Reimbursement will be applied to pay for the reasonable expenses of Sellers, Campus Textbook and Campus Outfitters in accordance with Section 11.6 hereof, and will be non-refundable to Purchaser. Except for transaction expenses funded by the Expense Reimbursement, all transaction expenses incurred by Sellers or either of the Companies shall be borne solely by the Sellers.

    ASSUMPTION OF LIABILITIES.
      Assumed Campus Outfitters Liabilities

      . At Closing, Purchaser hereby assumes and is responsible for, solely and exclusively, those liabilities of Campus Outfitters set forth on Schedule 3.1 (the "Assumed Campus Outfitters Liabilities"). The Assumed Campus Outfitters Liabilities shall not exceed the amount of One Million Eight Hundred Eighty Eight Thousand Three Hundred Dollars ($1,888,300), provided that invoices or bills received by Sellers following the Closing Date for amounts payable for goods provided or services rendered by Sellers or Campus Outfitters in the ordinary course of business prior to the Closing Date shall not be deemed Assumed Campus Outfitters Liabilities to the extent the amount due under such bills or invoices does not exceed $50,000 in the aggregate.

      Excluded Liabilities

    . Except as provided in Section 3.1 or Section 7.9 of this Agreement, and regardless of any disclosure of Sellers, Purchaser does not and shall not assume, incur or otherwise become responsible for any liabilities, obligations and commitments of Campus Outfitters, other than the Assumed Campus Outfitters Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of the occurrences prior to, at or after the Closing Date, including, without limitation, all liabilities, obligations and commitments (i) (for Taxes of Campus Outfitters including, without limitation, any Taxes arising from the transactions described in this Agreement); (ii) related to product liability claims involving or relating to products marketed or sold by Campus Outfitters prior to Closing; (iii) with the exception of the Assumed Campus Outfitters Liabilities, for any of Campus Outfitters' indebtedness for borrowed money, including, without limitation, inter-company indebtedness; (iv) associated with or relating to any Campus Outfitters Retained Asset; (v) related to or resulting from any and all litigation, proceedings, claims (including indemnification claims) or suits arising out of, relating to or incident to, any action, omission, event or occurrence prior to Closing including all those set forth on Schedule 4.5 hereto; (vi) based on, resulting from or relating to (A) acts, omissions, occurrences and circumstances forming the basis for any violation or alleged violation of any Environmental Law related to Campus Outfitters or any of its Real Property or (B) the presence or Release into the Environment of any Materials of Environmental Concern related to or involving Campus Outfitters or its predecessors or any of its owned or leased Real Property; (vii) relating to claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e; the Civil Rights Act of 1866, 42 U.S.C. 1981; the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. 12101 et seq.; or any other federal, state, local or foreign statute, executive order, or regulation regarding employment or the termination of employment, or the common law of any state or foreign country relating to torts, employment contracts, and employment terminations; (viii) for any action, claim, suit, demand or litigation for severance pay, bonus, salary, sick leave, holiday pay, vacation pay (including any accrued and unpaid vacation or holiday pay), salary, or any other fringe benefit or compensation that Purchaser has not expressly agreed to assume hereunder, by any employee, independent contractor or consultant or former employee, independent contractor or consultant of Campus Outfitters (other than such obligations accruing for the pay period that includes the Closing, which obligations shall be the responsibility of Purchaser); (ix) relating to any settlements or reduction of any of Campus Outfitters' accounts payable or similar liabilities owed to third parties; (x) resulting from (A) a breach or violation of the terms of any Contract assigned pursuant to Section 2.1(a)(ii) by Campus Outfitters on or prior to the Closing Date, or (B) nonpayment of any accrued expenses, fees or amounts due under such Contracts by Campus Outfitters, which amounts were due prior to the Closing; and (xi) relating to or resulting from any of the Contracts of Campus Outfitters which are Campus Outfitters Retained Assets (collectively, the "Excluded Campus Outfitters Liabilities").

    SELLErs' REPRESENTATIONS AND WARRANTIES

    . Each of the Sellers individually and Sellers, on behalf of Campus Textbooks, represents and warrants to the Purchaser as follows:

      Organization and Validity

      .

        Organization and Qualification; Power. Except as set forth in Schedule 4.1(a), each of Campus Outfitters and Campus Textbooks (i) is a limited liability company duly organized and validly existing under the laws of the state of Maryland (ii) is duly qualified and in good standing in all jurisdictions in which it is doing business as required by the laws of that particular jurisdiction; and (iii) has all necessary limited liability company power and authority to engage in the business in which it is presently engaged and to own, lease and operate its assets and to carry on its business as it is now being conducted. Sellers have delivered to Purchaser true, correct and complete copies of the articles of organization and operating agreement of each of Campus Outfitters and Campus Textbooks (collectively, the "Governing Documents"), and none of these Governing Documents have been modified, amended or rescinded and all are in full force and effect as of the date hereof.
        Authorization; Validity. Each of the Sellers, Campus Outfitters and Campus Textbooks has all requisite individual or limited liability company power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by the Sellers, Campus Outfitters and Campus Textbooks pursuant hereto and to carry out its or their obligations hereunder and thereunder. The execution and delivery by the Sellers, Campus Outfitters and Campus Textbooks of this Agreement and the other agreements, documents and instruments to be executed by Sellers, Campus Outfitters and Campus Textbooks pursuant hereto and the consummation by Campus Outfitters and Campus Textbooks of the transactions contemplated hereby and thereby have been duly authorized by all of the members of each of Campus Outfitters and Campus Textbooks. No further act or proceeding or member action on the part of any of the Sellers, Campus Outfitters or Campus Textbooks is necessary to authorize this Agreement or the other agreements, documents and instruments to be executed and delivered by Sellers, Campus Outfitters and Campus Textbooks pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which any of Sellers, Campus Outfitters or Campus Textbooks is a party have been duly executed and delivered by such parties and constitute the valid and legally binding obligations of such parties, enforceable against each of them in accordance with their respective terms.
        No Conflict; Compliance; Binding Effect. Except as set forth on Schedule 4.1(c) hereto, the execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the sale and transfer of the Acquired Campus Outfitters Assets and the Campus Textbooks Membership Interests, and the consummation of the transactions contemplated hereby do not, and will not, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien upon any of the Acquired Campus Outfitters Assets and the Campus Textbooks Membership Interests under (i) any Legal Requirement, order, writ, injunction, judgment, arbitration award or decree or other restriction of any kind or character to which any of the Sellers, the Acquired Campus Outfitters Business or the Textbooks Membership Interests are subject or bound, (ii) Governing Documents of either of Campus Outfitters or Campus Textbooks or (iii) any Contract to which any of the Sellers are party.
        Ownership of Membership Interests

      . The Campus Textbooks Sellers hold 100% of the limited liability company membership interests of Campus Textbooks. The Campus Outfitters Sellers hold 100% of the limited liability company membership interests of Campus Outfitters. The limited liability company membership interests set forth on Schedule 4.1(d) hereto constitute all of the issued and outstanding Equity Securities of each of Campus Textbooks and Campus Outfitters.

      Governmental Consents

      . No Consent of any Governmental Authority is required for the execution, delivery or performance of this Agreement or any documents or agreements contemplated hereby by any of the Sellers or the consummation by each of Campus Textbooks and Campus Outfitters of the transactions contemplated by this Agreement.

      Financial Statements, etc.

        Financial Information. Purchaser has been furnished with each of the following:
          The compiled balance sheet of Campus Outfitters as of December 31, 2004 and the related statements of operations and members' deficiency and cash flows for the year ended December 31, 2004 (collectively, the "2004 Financials" and, together with the 2005 Financials, the "Financial Statements").
          Sellers will deliver within five (5) Business Days of the date hereof the compiled balance sheet of Campus Outfitters as of March 31, 2005 and the related statements of operations and members' deficiency and cash flows for the three (3) months then ended (collectively, the "2005 Financials").
        Character of Financial Information. The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods specified therein and present fairly, in all material respects, the financial position and results of operations of Campus Outfitters as of the dates and for the periods specified therein in accordance with GAAP, subject in the case of the 2005 Financials to the absence of footnotes and normal and recurring year-end adjustments which are not expected to be material in amount.
        Campus Textbooks Assets and Liabilities. Campus Textbooks has no assets or liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) other than the school textbook contracts and the Debt indicated by disclosure 3(b) on Schedule 4.3(c) hereto.
        Campus Outfitters Liabilities. Campus Outfitters has no assets or liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) that would be required to be reflected on a balance sheet or in the notes thereto prepared in conformity with GAAP, other than the (i) liabilities reflected or reserved against on the 2005 Financials or specifically referred to in the notes thereto, (ii) liabilities incurred since the date of the 2005 Financials in the ordinary course of business, (iii) liabilities set forth in Schedule 4.3(d) hereto; and (iv) the Assumed Campus Outfitters Liabilities.
        Inventory and Accounts Receivable. As of the date hereof, the Acquired Campus Outfitters Assets and the Acquired Campus Textbook Business include (i) Inventory with a value at cost arrived at under the estimated retail cost method by Campus Outfitters in good faith consistent with past practice in excess of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).
      Change in Condition Since December 31, 2004

      . Except for matters set forth in Schedule 4.4, since December 31, 2004:

        Neither of Campus Outfitters or Campus Textbooks has:
          Entered into any Contract other than this Agreement relating to (A) the sale of any Equity Securities of Campus Outfitters or Campus Textbooks, (B) the purchase of assets constituting a business, or (C) any merger, consolidation, reorganization or other business combination;
          Settled or agreed to settle any Action;
          Incurred any Debt greater than $25,000 in the aggregate (including any capital lease) other than liability for payment of goods and services incurred in the Ordinary Course of Business;
          Sold, leased, transferred or exchanged any property for less than the fair value thereof, other than the sale, lease, transfer or exchange of goods or services in the Ordinary Course of Business;
          Made cash or other distributions with respect to Equity Securities,;
          Postponed or failed to make any distributions due to members of Campus Textbooks or Campus Outfitters in the Ordinary Course of Business or pursuant to any of the governing documents of Campus Textbooks or Campus Outfitters;
          Outside the Ordinary Course of Business: (A) increased (or committed to increase) the compensation payable to or the benefits afforded any employee, or (B) increased (or committed to increase) the rate of benefits payable under, amended the terms of, or entered into any new, bonus, incentive, pension, insurance, severance, deferred compensation, retirement profit sharing or other employee benefit plan or compensation or commission arrangement covering any director, independent contractor, or employee of Campus Textbooks or Campus Outfitters, other than as required by any applicable Legal Requirement or Company Plan;
          Entered into any new or amended any (or committed to entering into or amending any) employment, severance, retention, or change in control protection agreement for any employee, director or independent contractor of Campus Textbooks or Campus Outfitters (other than customary offer letters for employment at will that do not provide severance benefits, change in control or severance agreement, consultation agreement or other compensation agreement or independent contractor agreements (other than in the Ordinary Course of Business that are terminable within ninety (90) days without liability to Campus Textbooks or Campus Outfitters);
          Made any loan to, or entered into any other transaction with any of its directors, officers and employees or entered into any collective bargaining agreement;
          Added to or modified in any material respect any of the Company Plans other than (i) contributions made in accordance with the normal practices of Campus Textbooks or Campus Outfitters, or (ii) the extension of coverage to other personnel who became eligible after December 31, 2004;
          Sold, assigned or transferred any assets having a value in excess of $25,000 other than in the Ordinary Course of Business;
          Cancelled, terminated or materially amended any Contract, Permit, Contract with respect to Intellectual Property or other instrument to which Campus Textbooks or Campus Outfitters is a party outside the Ordinary Course of Business;
          Made a capital expenditure or incurred a liability therefor, involving payments in excess of $25,000;
          Failed to operate its business in the Ordinary Course of Business in any material respect;
          Changed accounting methods or practices, other than such changes required by law or GAAP;
          Other than as required as a result of the review performed by its independent accountant of its 2004 Financials, revalued the respective assets or properties of Campus Textbooks or Campus Outfitters, including writing off notes or accounts receivable having a value in excess of $25,000;
          Experienced damage, destruction or loss with respect to any property or assets of Campus Textbooks or Campus Outfitters having a value in excess of $50,000 (whether or not covered by insurance);
          Executed, terminated or materially amended any lease for real or personal property involving annual payments in excess of $25,000; or
          Entered into any agreement, whether or not in writing, to do any of the foregoing.
        There has not been any Material Adverse Change.
      Litigation

      . Except as set forth in Schedule 4.5 attached hereto, (a) there is no Action pending or, to the Knowledge of Sellers, threatened against either of Campus Textbooks or Campus Outfitters or relating to the Acquired Business or any of the Acquired Assets; (b) there is no Action pending or, to the Knowledge of Sellers, threatened which questions the legality, validity or propriety of the transactions contemplated by this Agreement; (c) there is no unfair labor practice charge against Campus Outfitters related to the Acquired Campus Outfitters Business pending or, to the Knowledge of Sellers, threatened before any Governmental Authority, (d) there is no unfair labor practice charge against Campus Textbooks pending or, to the Knowledge of Sellers, threatened before any Governmental Authority, and (d) no material dispute has arisen between any of either of Campus Textbooks and its top five customers or Campus Outfitters and its top five customers, including any claims for refunds or claims for indemnity.

      Licenses; Compliance With Legal Requirements and Regulations

      .

        Governmental Licenses; Notices. Except as set forth in Schedule 4.6(a) attached hereto, each of Campus Textbooks and Campus Outfitters have all Consents of, with or to any Governmental Authority necessary to conduct their businesses as conducted on the date hereof, and such Consents are in full force and effect, except where the failure of Campus Textbooks or Campus Outfitters to have obtained such Consents or the failure of such Consents to be in full force and effect would not be reasonably expected to have a Material Adverse Effect. Each of Campus Textbooks and Campus Outfitters is in compliance in all material respects will all such Consents of, with or to any Governmental Authority.
        Compliance With Legal Requirements and Regulations. Except as provided in Schedule 4.6(b), the Companies are in compliance in all respects with all applicable Legal Requirements relating to the operation of the Acquired Business and the Purchased Assets, including those relating to employment matters and employee safety and health matters, except where the failure of the Companies to be in compliance would not be reasonably expected to have a Material Adverse Effect.
      Title to and Condition of Assets; Sufficiency of Assets

      .

        Title to and Sufficiency of Assets

        . Campus Textbooks owns or has a valid leasehold interest or other right to use all property (real or personal, tangible or intangible) necessary to operate its business in the same manner as currently conducted, in each case free and clear of all Liens other than Permitted Liens. Campus Outfitters owns or has a valid leasehold or license interest or other right to all of the Campus Outfitters Assets, in each case free and clear of all Liens other than Permitted Liens with respect to the Assumed Campus Outfitters Liabilities. At Closing, Purchaser will own or have a valid and enforceable leasehold or license interest in, or other valid and enforceable rights to all of the Campus Outfitters Assets, which constitute all of the assets, rights and privileges used to run or operate the Acquired Campus Outfitters Business as presently conducted, except for the Campus Outfitters Retained Assets. No asset used in the operation of the Acquired Campus Outfitters Business has been diverted to other uses in contemplation of the sale of the Campus Outfitters Assets.

        Condition of Assets

      . The material machinery, equipment and other tangible property necessary to operate the business of Campus Textbooks as currently conducted are, taken as a whole, in good working condition in all material respects (normal wear and tear excluded). The material machinery, equipment and other tangible property necessary to operate the business of Campus Outfitters as currently conducted are, taken as a whole, in good working condition in all material respects (normal wear and tear excluded). Each Campus Outfitters Asset material to the Acquired Campus Outfitters Business as presently conducted is free of material defects, has been maintained in accordance with normal industry practice, and is in satisfactory operating condition and repair (subject to normal wear and tear), and is adequate for the purposes for which it presently is used.

      Taxes

      .

        Each of Campus Outfitters and Campus Textbooks (i) have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by them as of the date of this Agreement for all periods ended on or prior to the Closing Date, and (ii) have timely paid all Taxes. All Tax Returns filed by each of Campus Outfitters and Campus Textbooks are correct and complete in all material respects.
        All Taxes that either of Campus Outfitters and Campus Textbooks are required by Legal Requirement to withhold or collect for all periods ending on or prior to the Closing Date have been withheld or collected, and have timely paid all such Taxes due any Governmental Authority.
        Neither Campus Outfitters nor Campus Textbooks have received any written notice from a taxing authority in a jurisdiction where either of them do not file Tax Returns that either of them may be subject to taxation by that jurisdiction.
        There are no liens for Taxes (other than (i) for current Taxes not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings which, in the case of (ii) are described on Schedule 4.8 hereto) on any of the Campus Outfitters Assets, any of the assets of Campus Textbooks or any of the Campus Textbooks Membership Interests. None of the Acquired Campus Outfitters Assets or any of the assets owned by Campus Textbooks is property that is required to be treated for Tax purposes as being owned by any Person other than Campus Outfitters or Campus Textbooks, respectively.
        There is no claim, action, audit or other proceeding now pending or, to the Knowledge of Sellers, threatened relating to the Taxes of either Campus Textbooks or Campus Outfitters with respect to the Acquired Campus Outfitters Business or the business as currently conducted by Campus Textbooks, and no extension or waiver of a statute of limitations relating to Taxes with respect to the Acquired Campus Outfitters Business or the business as currently conducted by Campus Textbooks is in effect with respect to either of Campus Textbooks or Campus Outfitters.
        Campus Textbooks and Campus Outfitters are each classified as a partnership for income tax purposes and no election has been made to treat Campus Textbooks or Campus Outfitters as a corporation for income tax purposes.
      Certain Contracts

      . Set forth on Schedule 4.9 is a true and complete list of all of the following Contracts of Campus Textbooks, and, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters:

        All collective bargaining agreements and all written employment, severance, independent contractor, and consulting agreements, other than (i) customary offer letters for employment at will that do not provide severance benefits beyond customary policies in the Ordinary Course of Business of either of Campus Textbooks or Campus Outfitters, and (ii) consulting agreements and agreements with independent contractors that are terminable within ninety (90) days without liability to either Campus Textbooks or Campus Outfitters;
        All Contracts under which either of Campus Textbooks or Campus Outfitters is or will after the Closing be restricted in any respect from carrying on any business or other activities anywhere in the world;
        All Contracts of either of Campus Textbooks or Campus Outfitters to sell or otherwise dispose of any assets having a fair market value in excess of $25,000 except in the Ordinary Course of Business;
        All Contracts between Campus Textbooks and Campus Outfitters and any of their Affiliates;
        All Contracts (including partnership and joint venture agreements) under which (i) Campus Textbooks or Campus Outfitters has any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than Campus Textbooks or Campus Outfitters), or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of Campus Textbooks or Campus Outfitters;
        All Contracts entered into since January 1, 2005 pursuant to which Campus Textbooks or Campus Outfitters has incurred an obligation to pay any amounts in excess of $25,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) or (ii);
        All Contracts pursuant to which Campus Textbooks or Campus Outfitters may be obligated to pay for goods and services to be delivered or performed in excess of $25,000 per year, except for purchase orders issued in the Ordinary Course of Business and except for Contracts with customers;
        All joint ventures, limited liability company or partnership agreements, or other agreements (however named) involving a sharing of profits, losses, costs or liabilities by Campus Textbooks or Campus Outfitters with any other Person;
        Any agreement relating to the sale or disposition of material assets (other than in the Ordinary Course of Business) by Campus Textbooks or Campus Outfitters;
        Any Contract entered into by Campus Textbooks or Campus Outfitters since December 31, 2004 other than in the Ordinary Course of Business and involving payments in excess of $25,000 per year; and
        All Contracts between Campus Textbooks and schools for textbook sales, set forth on Annex A to Schedule 2.1(a)(ii).

      The Sellers have made available to the Purchaser true and correct copies of the Contracts described in the foregoing clauses. No material breach or material default in performance by Campus Textbooks or Campus Outfitters under any of the Contracts required to be listed on Schedule 4.9 has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or material default. To the Knowledge of the Sellers, no material breach or material default by any other Person under any of the Contracts required to be listed on Schedule 4.9 has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or material default. To the Knowledge of the Sellers, no third party intends to terminate or fail to renew any of the Contracts required to be listed on Schedule 4.9.

      Intellectual Property

      .

        Except as set forth in Schedule 4.10(a), all Intellectual Property owned by Campus Textbooks is either owned by Campus Textbooks free and clear of all Liens or validly licensed for use by Campus Textbooks, and all Intellectual Property necessary for or used in connection with the conduct of the Acquired Campus Outfitters Business as presently conducted, including the name "Campus Outfitters," is either owned by Campus Outfitters free and clear of all Liens or validly licensed for use by Campus Outfitters. Each of Campus Textbooks and Campus Outfitters have properly maintained and renewed all registrations and related filings with respect to any registered Intellectual Property owned or licensed by either of Campus Textbooks or Campus Outfitters and neither of Campus Textbooks or Campus Outfitters are currently in receipt of any written or, to the Knowledge of Sellers, oral notice that the use of the name "Campus Outfitters" and any logo associated therewith violates the Intellectual Property rights of any other Person.
        Schedule 4.10(b) sets forth a complete and correct list of all registered and unregistered copyrights, trademarks and service marks, trade names, Internet domain names and all registrations and applications for any of the foregoing, owned or licensed by Campus Textbooks or included in the Acquired Campus Outfitters Assets and used, or held for use, in connection with the conduct of the Acquired Campus Outfitters Business.
      Environmental Matters

        Except as set forth on Schedule 4.11(a), Campus Textbooks and, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters, are and at all times have been, in compliance in all material respects with all Environmental Laws and have obtained and are in compliance in all material respects with all material Permits from all Governmental Authorities issued pursuant thereto (collectively, "Environmental Permits") for the operation of the Business of Campus Textbooks and Campus Outfitters, as now conducted and as now contemplated to be conducted, and no material modification or change to the operations of the Business will be required upon the renewal of any such Environmental Permits other than modifications or changes required due to changes in law occurring after the date hereof.
        Except as set forth on Schedule 4.11(b), there is no Action pending or, to the Knowledge of the Sellers, threatened against Campus Textbooks, or, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters in respect of (i) noncompliance by Campus Textbooks or Campus Outfitters with any Environmental Laws, (ii) the Release or threatened Release into the environment of any Hazardous Substance by Campus Textbooks or Campus Outfitters, or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by Campus Textbooks or Campus Outfitters.
        Neither Campus Textbooks, or, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters, has any material liability under any Environmental Law.
        Neither of Campus Textbooks or Campus Outfitters has environmental reports or audits, such as "Phase I" or "Phase II" reports, addressing environmental conditions at Real Property presently or formerly owned or leased by Campus Textbooks or, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters that has not been delivered to Purchaser.
      Employees

      .

        Except as set forth in Schedule 4.12(a), neither of Campus Textbooks or Campus Outfitters have solicited or sought to induce, directly or indirectly, any employee, independent contractors or consultants whose services are material to the operation of the Acquired Business to leave their employment or position with the Acquired Business for another position or employment with Sellers or any of their Affiliates.
        Except as set forth on Schedule 4.12(b), neither of Campus Textbooks or Campus Outfitters is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such person.
        Each of Campus Textbooks and Campus Outfitters is in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, worker's compensation, and wages and hours.
      Warranties

      . Neither of Campus Textbooks or Campus Outfitters has received notices that any product sold or delivered by either of Campus Textbooks or, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters with respect to the Acquired Business has not been in material conformity with all applicable commitments and all express warranties.

      Personal and Real Property

      .

        Each of Campus Textbooks and, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters, has valid title to all of its personal property, and such personal property is not subject to any Lien, except (i) as set forth on Schedule 4.14(a) or (ii) a Permitted Lien. All leases and licensing agreements for personal property ("Personalty Leases") leased or licensed by Campus Textbooks or, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters, and requiring payments in excess of $25,000 per year, are valid and in full force and effect and are listed on Schedule 4.14(a). Each of Campus Textbooks and Campus Outfitters, with respect to the Acquired Campus Outfitters Assets, has performed in all material respects all obligations required to be performed by them under such Personalty Leases and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by either of Campus Textbooks or Campus Outfitters, with respect to the Acquired Campus Outfitters Assets, as lessee or licensee under such leases.
        Neither of Campus Textbooks nor Campus Outfitters, with respect to the Acquired Campus Outfitters Assets, owns any real property in fee.
        Schedule 4.14(c) sets forth a list of all real property leased by Campus Textbooks and, with respect to the Acquired Campus Outfitters Assets, Campus Outfitters (the "Real Property Leases"). Each of the Real Property Leases leased to the Companies is valid and in full force and effect. The Companies have performed in all material respects all obligations required to be performed by it under such Real Property Leases, and no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by either of Campus Outfitters or Campus Textbooks as lessee under such Real Property Leases.
        The Sellers have made available to Purchaser true and correct copies of the Personalty Leases and Real Property Leases.
      Employee Benefits

      .

        Each "employee pension benefit plan" ("Pension Plan") or any "employee welfare benefit plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1), respectively, of ERISA, which is subject to ERISA and maintained or contributed to by either of Campus Outfitters or Campus Textbooks and each company, trade or business which is treated with either of them as a member of a controlled group of corporations or trades or business under common control pursuant to Code Section 414(b), (c), (m) or (o) (an "ERISA Affiliate") for Employees are disclosed on Schedule 4.15(a) (collectively the "Plans"). Each severance, stock option, payroll practice, vacation pay, holiday pay, sick pay, bonus, profit sharing, equity appreciation or other similar plan, practice or arrangement providing benefits to Employees is set forth on Schedule 4.15(a) (each a "Benefit Arrangement"). Each Benefit Arrangement and each Plan are collectively and individually referred to herein as an "Employee Plan".
        Each Employee Plan has in all material respects been maintained in compliance with its terms and all material provisions of ERISA, the Code, and other Legal Requirements applicable thereto.
        Each Pension Plan which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and Sellers knows of no facts which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected. No Employee Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority or subject to any law suits, complaints, claims or legal proceedings of any kind. No Pension Plan is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or is a multiemployer plan as defined in Section 3(37) of ERISA.
        Except as disclosed on Schedule 4.15(d), all contributions and/or premiums required to be paid under the terms of each Employee Plan have been made or will be made as of the Closing Date.
      Purchase Entirely for Own Account

      .

        The Varsity Common Stock to be issued by Purchaser to the Varsity Stock Recipients set forth on Schedule 2.3(b) will be acquired by each Varsity Stock Recipient for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any party thereof. None of the Varsity Stock Recipients have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to all or any portion of the Varsity Common Stock. Each Varsity Stock Recipient is an "accredited investor" within the definition set forth in Rule 501(a) under the Securities Act.
        The Varsity Stock Recipients are aware that an investment in the Varsity Common Stock is highly speculative and subject to substantial risks. Each Varsity Stock Recipient is capable of bearing the high degree of economic risk and burdens of an investment in Varsity Common Stock, including the possibility of a complete loss of such investment and limited transferability of the Varsity Common Stock. The financial condition of each of the Varsity Stock Recipients is such that they are under no present or contemplated future need, in the twelve (12) months following Closing, to dispose of all or any portion of the Varsity Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness.
      Disclosure of Information

      . Each of the Varsity Stock Recipients, individually or through their investment advisor, believe that they have received all the information they consider necessary or appropriate for deciding whether to accept the Varsity Common Stock as a portion of the Total Purchase Price. Each of the Varsity Stock Recipients further represent that, individually or through their investment advisor, they have had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the Varsity Common Stock and the business, properties, prospects and financial condition of Purchaser.

      Restricted Securities

      . Each Varsity Stock Recipient understands that the shares of Varsity Common Stock issued to them at the Closing will be characterized as "restricted securities" under the federal securities laws inasmuch as the Varsity Common Stock is being acquired in a transaction not involving a public offering and that under such laws and applicable regulations the Varsity Common Stock or an interest therein may not be resold without registration under the Securities Act except in certain limited circumstances. In this connection, each Seller acknowledges and understands the resale limitations imposed by the Securities Act, including the Rule 144 condition that current information about Purchaser be available to the public.

      Legends

      . The Sellers understand that the Varsity Common Stock to be issued pursuant to Section 2.3 shall bear a legend in substantially the following form:

      "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO IT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, EXCEPT IN ACCORDANCE WITH RULE 144 OR ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THIS SECURITY IS SUBJECT TO TRANSFER RESTRICTIONS, AS PROVIDED FOR IN THAT CERTAIN MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT, DATED AS OF MAY 16, 2005, AMONG VARSITY GROUP INC., CAMPUS OUTFITTERS, LLC, CAMPUS TEXTBOOKS, LLC AND THE SELLERS LISTED ON THE SIGNATURE PAGES THERETO (THE "PURCHASE AGREEMENT") AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HEDGED OR OTHERWISE ENCUMBERED PRIOR TO A DATE EARLIER THAN May 26, 2006, OTHER THAN IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT."

      Removal of Legend Upon Transfer

      . Each Varsity Stock Recipient acknowledges that the legend on their Recipient Shares may only be removed upon transfer of such Recipient Shares upon delivery of an opinion of counsel that such legend may be removed, unless such Recipient Shares are transferred pursuant to a resale under Rule 144 under the Securities Act, supported by customary documentation.

      Receipt of Quarterly Statement

      . Each of Sellers acknowledges that it has received, and had the opportunity to discuss with management of Purchaser, Purchaser's Form 10-Q for the quarterly period ended March 31, 2005 that Purchaser has filed with the Securities and Exchange Commission

      Brokers

    . No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Sellers or any of their Affiliates.

    REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER

    .

    Purchaser represents and warrants as of the date hereof, as follows:

      Corporate Matters
        Organization and Qualification; Power. Purchaser is a corporation duly organized and validly existing under the laws of the state of Delaware; (ii) is duly qualified and in good standing in all jurisdictions in which it is doing business as required by the laws of that particular jurisdiction; and (iii) has all necessary corporate power and authority to engage in the business in which it is presently engaged and to own, lease and operate its assets and to carry on its business as it is now being conducted.
        Authorization; Validity. Purchaser has all requisite corporate power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser pursuant hereto and to carry out its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other agreements, documents and instruments to be executed by Purchaser pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Purchaser. No further act or proceeding or corporate action on the part of Purchaser is necessary to authorize this Agreement or the other agreements, documents and instruments to be executed and delivered by Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
        No Conflict; Compliance; Binding Effect. The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the purchase of the Acquired Campus Outfitters Assets and the Campus Textbooks Membership Interests, the assumption of the Assumed Campus Outfitters Liabilities and the consummation of the transactions contemplated hereby do not, and will not, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under (i) any Legal Requirement, order, writ, injunction, judgment, arbitration award or decree or other restriction of any kind or character to which Purchaser is subject or bound, or (ii) the Purchaser's Certificate of Incorporation and Bylaws.
      Financial Condition

      . Purchaser has as of the date hereof and will have on the Closing Date sufficient funds available to it to pay Cash Payment pursuant to this Agreement and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby.

      Litigation

      . There is no Action pending or, to the Knowledge of Purchaser, threatened (i) against Purchaser which has had a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

      Brokers

      . No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Purchaser or any of its Affiliates.

      SEC Reports and Financial Statements

    . To the Knowledge of Purchaser, none of the forms, reports, schedules, exhibits and other documents that Purchaser has been required to file with the SEC since March 30, 2005 (the "Purchaser SEC Filings"), including any financial statements or schedules included or incorporated by reference in the Purchaser SEC Filings, contained, as of their respective dates of filing (and, if amended or superseded by a filing prior to the date hereof or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    CONDITIONS TO CLOSING

    .

      Conditions Precedent to Obligations of Purchaser

      . All of the obligations of Purchaser under this Agreement with respect to the purchase of the Purchased Assets and payment therefor shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser prior to or at the Closing:

        Representations and Warranties. The representations and warranties of Sellers, Campus Textbooks and Campus Outfitters contained in this Agreement shall be true and correct in the aggregate as of the date hereof and as of the Closing, as if made on the Closing Date (except for representations and warranties that speak as of a specific date, which need only be true and correct as of such date) in all material respects, except for those representations or warranties that are qualified as to materiality, which shall be true and correct as written.
        Covenants. Sellers, Campus Textbooks and Campus Outfitters shall have observed and performed all covenants in all material respects to be observed and performed by Sellers, Campus Textbooks and Campus Outfitters as of the Closing Date in accordance with the provisions of this Agreement.
        Closing Documents. Each and every document and instrument required by this Agreement to be delivered to Purchaser at or before the Closing Date shall have been delivered to Purchaser.
        No Order. No action, suit, demand, suit, litigation, arbitration, hearing or proceeding shall be pending or threatened before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own any of the Purchased Assets or operate the Acquired Business or (iv) affect adversely the right of Purchaser or any of its Affiliates to own their assets or to operate their businesses, nor shall any such injunction, judgment, order, decree, ruling or charge be in effect.
        No Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Effect on Campus Outfitters or Campus Textbooks.
        Approvals and Consents. All Consents and waivers from, registrations and filings with and notices to Governmental Authorities necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, any such filings with respect to bulk transfers and sales shall have been obtained.
        New Employment Agreement. Sellers shall have delivered the employment agreements in the forms attached hereto as Exhibit A hereto with each of Adam Hanin, Adam Isaacson and Elliott Hanin and duly executed by Purchaser and Adam Hanin, Adam Isaacson and Elliott Hanin, respectively (the "New Employment Agreements").
        Closing Certificate. At the Closing, the Sellers, on their own behalf, and on behalf of Campus Textbooks and Campus Outfitters shall furnish a certificate, signed by each Seller, dated the Closing Date, to the effect that the conditions specified in Sections 6.1(a) and 6.1(b) and 6.1(e) have been satisfied.
        General. All limited liability company proceedings required to be taken on the part of each of Campus Textbooks and Campus Outfitters in connection with the transactions contemplated by this Agreement shall have been taken. Purchaser shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as Purchaser may reasonably request in connection with the transactions contemplated hereby.
        FIRPTA Affidavit. Each Seller, Campus Outfitter and Campus Textbooks shall deliver to Purchaser at Closing a non-foreign person affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that each such Person is not a "foreign person" as defined in Section 1445 of the Code.
        Inventory, Cash and Accounts Receivable. The Acquired Campus Outfitters Assets and the Acquired Campus Textbook Business shall include Inventory (determined by Campus Outfitters in good faith, consistent with past practices in accordance with Section 4.3(e)), in excess of $1,750,000.
      Conditions Precedent to Obligations of Sellers

      . All of the obligations of Sellers hereunder with respect to the sale and delivery of the Purchased Assets are subject to the satisfaction of each of the following conditions, any or all of which may be waived, in whole or in part, by Sellers prior to or at the Closing:

        Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be, in the aggregate, true and correct in all material respects as of the date hereof and as of the Closing, as if made on the Closing Date (except for representations and warranties that speak as of a specific date, which need only be true and correct as of such date) except for those representations or warranties that are qualified as to materiality, which shall be true and correct as written.
        Covenants. Purchaser shall have observed and performed in all material respects all covenants to be observed and performed by Purchaser as of the Closing Date in accordance with the provisions of this Agreement.
        Closing Documents. Each and every document and instrument required by this Agreement to be delivered to Sellers, including, without limitation, the Berwyn Road Lease, at or before the Closing Date shall have been delivered to Sellers.
        No Order. No action, suit, demand, suit, litigation, arbitration, hearing or proceeding shall been enacted or entered by any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
        No Material Adverse Effect. Since the date hereof there has not been an event or circumstance that has or would reasonably be expected to have a Material Adverse Effect on Purchaser, it being understood that fluctuations in the trading price of the Varsity Common Stock shall not constitute a Material Adverse Effect on Purchaser, unless such fluctuations are accompanied by circumstances or events that would, by themselves, constitute a Material Adverse Effect on Purchaser.
        Approvals and Consents. All consents and approvals, or the absence of disapprovals within applicable time periods, of Governmental Authorities (or exemptions from the requirements thereof), and all approvals of any third party, the granting or absence of which is necessary for the consummation of the transactions contemplated by this Agreement by Purchaser shall have been obtained, or, in the case of such disapprovals, shall be absent.
        Closing Certificate. At the Closing, Purchaser shall furnish a certificate, signed by an officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Sections 6.2(a) and 6.2(b) has been satisfied.
        Berwyn Road Lease. At the Closing, Purchaser shall execute and deliver the Berwyn Road Lease to Sellers, on behalf of 5112 Berwyn.
    certain COVENANTS

    .

      Liability for Transfer Taxes

      . All sales (including, without limitation, bulk transfers and sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected by either of the Companies or Sellers pursuant to this Agreement shall be borne 50% by Sellers and 50% by Purchaser, provided that Purchaser shall only be responsible for the payment of its portion of the Transfer Taxes up to an aggregate amount of $25,000. Sellers shall prepare or shall cause to be prepared and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided, Sellers shall provide a copy of any such Tax Returns to Purchaser for review not later than ten (10) days prior to the due date thereof. Notwithstanding the foregoing, Purchaser shall be permitted to prepare any such Tax Returns that are the primary responsibility of Purchaser under applicable Legal Requirement. Purchaser shall provide a copy of any such Tax Returns to Sellers for review not later than ten (10) days prior to the due date thereof.

      Access to Information

      . From and after the date hereof, each of Sellers, Campus Textbooks and Campus Outfitters shall afford the Representatives of Purchaser with reasonable access, during normal business hours to all assets, relevant personnel, properties, contracts, Books and Records, documents, general ledger and any and all other relevant materials relating to the Acquired Business or any of the Purchased Assets. Without limiting the foregoing, Sellers expressly agree that they will comply and will cause their Representatives to comply, with Purchaser's requests for information and access to Seller's Books and Records with respect to a review or audit of the Financial Statements, including the preparation of a management representation letter, an audit report, and all other information necessary to be drafted and prepared in connection with an audit performed by a registered, independent accounting firm in accordance with GAAP (the "Campus Audit"). In the event this Agreement is terminated pursuant to Section 9. In the event this Agreement is terminated pursuant to Section 9, Purchaser acknowledges and agrees that all materials prepared in connection with this Section 7.2 and in connection with the Campus Audit, including, without limitation, all management representation letters, audit reports, audit opinions and auditors' work papers shall be subject to the Confidentiality Agreement and shall remain the property of Campus Outfitters and Campus Textbooks. Purchaser shall return all copies of any such materials in its possession within three (3) Business Days of any such termination of this Agreement pursuant to Section 9.

      Operation of the Acquired Business Prior to Closing

      . From the date hereof until the Closing Date, except as otherwise permitted or required by this Agreement, each of Campus Textbooks, and, with respect to the Acquired Campus Outfitter Assets, Campus Outfitters will, (i) conduct its Business in the Ordinary Course of Business and substantially as presently operated, (ii) use all reasonable efforts to maintain the value of the Business as a going concern, and (iii) use all reasonable efforts to preserve intact the present business organization and assets of the Business and preserve the present relationships of Campus Textbooks, and, with respect to the Acquired Campus Outfitter Assets, Campus Outfitters, with customers and others having business relations with Campus Textbooks or Campus Outfitters. Without limiting the foregoing, except as set forth in Schedule 7.3 or as contemplated by this Agreement, from the date hereof until the Closing Date, neither of Campus Textbooks, or, with respect to the Acquired Campus Outfitter Assets, Campus Outfitters will, without the prior written consent of Purchaser:

        Enter into any transactions with any Affiliate of Campus Textbooks or Campus Outfitters (other than transactions in the Ordinary Course of Business);
        Except as required by applicable Legal Requirements or existing Company Plans (i) pay any compensation or provide any benefits to any employee, officer, director, or independent contractor, other than in the Ordinary Course of Business, (ii) increase any compensation payable to or the benefits afforded any director, independent contractor, officer or employee, other than such increases in compensation or benefits as may be made in the Ordinary Course of Business, (iii) or commit to do any of the foregoing;
        Incur any Debt greater than $10,000 in the aggregate (including any capital lease) other than liability for payment of goods and services incurred in the Ordinary Course of Business;
        Amend the Governing Documents of either of Campus Textbooks or Campus Outfitters or sell, lease or otherwise dispose of any material assets (except (i) for sales or other dispositions of Inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be permitted by the terms of this Agreement);
        (i) Make any material change in the Business or operations of either of either of Campus Textbooks or Campus Outfitters, or (ii) hire or promote any employee, independent contractor, or consultant;
        Make any capital expenditure individually in excess of $10,000 with respect to the Business or enter into any contract or commitment therefor;
        Authorize, declare or set aside any distribution, payable in cash, property or otherwise, with respect to any of the membership interests of either of Campus Textbooks or Campus Outfitters
        Create any Lien on any of the assets of the Business;
        Except in the Ordinary Course of Business, (A) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Business or (B) cancel any indebtedness owed to either of Campus Textbooks or Campus Outfitters, in the case of both (A) and (B) above, having, individually or in the aggregate, a value exceeding $15,000;
        Enter into any agreements or contracts which would require payments of more than $10,000 over any period of twelve (12) months or enter into any agreement or contract of the type which, if in effect on the date hereof, would be required to be listed as a Contract on Schedule 4.7, or amend, terminate or extend any such Contract, except Contracts entered into in the Ordinary Course of Business;
        Change the accounting methods, principles or practices used by either of Campus Textbooks or Campus Outfitters, except where required by law or GAAP;
        Revalue any of the assets of the Business, including writing off receivables or reserves, other than in the Ordinary Course of Business;
        Cause either of Campus Textbooks or Campus Outfitters to acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof;
        Make or change any material Tax election, settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material Tax Return unless a copy of such Tax Return has been first delivered to Purchaser for its review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) at a reasonable time prior to filing, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
        Issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding any additional membership interests Equity Securities of either of Campus Textbooks or Campus Outfitters;
        Enter into or amend any employment, severance, change in control, retention, or other similar Contract or other instrument between either of Campus Textbooks or Campus Outfitters, and any employee, independent contractor, officer or director of either of Campus Textbooks or Campus Outfitters that Purchaser does not have the unconditional right to terminate without liability (other than ordinary salary or wage compensation for services already provided), at any time on or after the Closing;
        (i) Adopt any new employee benefit plan, program, policy, or arrangement, (ii) make any change in or to any existing employee benefit plans that would materially increase the annual cost of the plan to either of Campus Textbooks or Campus Outfitters, other than any such change required by a Legal Requirement, or (iii) commit to do any of the foregoing;
        Settle any Action for money damages exceeding $10,000 on an individual basis or imposing material restrictions upon the operations of the Business;
        Other than renewals, modifications or amendments without adverse change of terms, modify, amend, or terminate any Contract affecting either of Campus Textbooks or Campus Outfitters or waive, release, compromise, or assign any rights or claims;
        Make any payments with respect to any Debt, other than interest payments made in the Ordinary Course of Business;
        Enter into any Contract to do any of the actions referred to in this Section 7.3.
      Consents

      .

        The Sellers shall use their reasonable best efforts, both prior to and following the Closing Date, to obtain all of the Consents necessary to transfer the Acquired Campus Outfitters Assets and the Acquired Campus Textbook Membership Interests; provided that to the extent there are any expenses and costs associated with obtaining such Consents, they shall be solely for the account of and paid by Sellers. Sellers shall give all required notices to third parties (including Governmental Authorities). Purchaser shall cooperate and use commercially reasonable efforts to assist Sellers and Campus Textbooks and Campus Outfitters in giving such notices and obtaining such Consents.
        Subject to the Sellers' obligations under Section 6.1(f), to the extent that the Consents necessary to properly assign or transfer any of the Purchased Assets to Purchaser are not obtained prior to Closing, and commencing on the Closing Date and continuing for the duration of each such Purchased Asset, or such shorter period if Purchaser notifies Sellers that it no longer desires such Purchased Asset, Sellers shall, and shall, as applicable, cause the Companies to, use its or their reasonable best efforts to (i) provide to Purchaser the benefits of any such Purchased Asset not assigned or transferred due to Sellers' or the Companies' failure or inability to obtain such Consent during such period and (ii) aid Purchaser in obtaining any Consents required for the proper transfer of such Purchased Assets to Purchaser.
      No Solicitation

      . From the date of this Agreement, until the Closing Date, neither of Campus Textbooks or Campus Outfitters (i) enter into a contract for the merger, consolidation, business combination, recapitalization, sale of substantial assets (including any of the Purchased Assets), sale or acquisition of the equity interest in either of Campus Textbooks or Campus Outfitters or similar transaction involving either of Campus Textbooks or Campus Outfitters, other than the transactions contemplated by this Agreement (any of the foregoing being referred to in this paragraph shall be defined as an "Acquisition Proposal"), (ii) solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably constitute an Acquisition Proposal, or (iii) initiate or engage in negotiations with any Person (or group of Persons) other than Purchaser (a "Third Party") concerning any Acquisition Proposal. Sellers shall immediately notify Purchaser of any contacts either of Campus Textbooks or Campus Outfitters (or any of their Representatives) receive from a Third Party to discuss or negotiate a possible Acquisition Proposal. Such notice shall indicate in reasonable detail the identity of the Third Party and the content of the discussion or Acquisition Proposal, if one was made.

      Books and Records

      .

        Campus Textbooks Books and Records. As soon as reasonably practical after the Closing Date, Campus Textbooks shall deliver or cause to be delivered to Purchaser all of the Books and Records of Campus Textbooks.
        Campus Outfitters Books and Records. As soon as reasonably practical after the Closing Date, Campus Outfitters shall deliver or cause to be delivered to Purchaser all of the Books and Records relating to the Acquired Campus Outfitters Business; provided, however, that Sellers may retain Books and Records related primarily to assets other than the Acquired Campus Outfitters Assets; provided, Sellers shall cooperate and use its best efforts to comply with any of Purchaser's reasonable requests for access to Books and Records not related primarily to the Acquired Campus Outfitters Business.
      Covenant Not to Compete; Non-Solicitation

      .

        For a period of three (3) years from and after the Closing Date with respect to Adam Hanin and Elliot Hanin, and for a period of two (2) years from and after the Closing Date with respect to Adam Isaacson (each such period, a "Non-Compete Period"), none of Adam Hanin, Elliott Hanin and Adam Isaacson (the "Non-Compete Persons") shall Participate in a Competing Business.
        As used in this Section 7.7, (i) "Competing Business" shall mean the business of marketing, distributing, servicing and selling school uniforms and related accessories and equipment or Textbooks or other educational supplies, accessories, equipment or services in any market served by Purchaser and (ii) "Participate" and "Participating" shall mean to have any direct or indirect interest (economic or otherwise) in any enterprise, whether as a manufacturer, distributor, supplier, reseller, officer, director, employee, partner, stockholder, member, sole proprietor, agent, representative, independent contractor, consultant, joint venture participant, strategic partner, developer, franchiser, franchisee, creditor, owner or otherwise, but shall not include the ownership of less than one percent (1%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq National Market.
        If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
        The Non-Compete Persons agree that Purchaser and its Affiliates would suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 7.7. In the event of an alleged or threatened breach by the Non-Compete Persons of any of the provisions of this Section 7.7, Purchaser or any of its Affiliates or successors and assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Compete Period by a period equal to the length of the violation of this Section 7.7). In the event an alleged breach or violation by Sellers or any of their Affiliates of any of the provisions of this Section 7.7, the Non-Compete Period shall be tolled if such alleged breach or violation is resolved against the Non-Compete Persons.
        The parties hereto acknowledge that the covenants in this Section 7.7 are intended to benefit Purchaser and the Acquired Business from and after the Closing.
        Each of the Non-Compete Persons acknowledges that he specifically, carefully and expressly considered the covenants set forth in this Section 7.7 and he has been advised by counsel as to the obligations each Non-Compete Person is assuming pursuant to this Section 7.7.
      Non-Solicitation

      . For a period of three (3) years from and after the Closing Date, Sellers shall not, directly or indirectly solicit, or seek to induce any of the employees of the Acquired Business on or after the Closing Date to leave their employment or positions with Purchaser.

      Employees

      .

        Purchaser shall offer employment to such Employees it determines in its sole discretion to hire, at such salary or wage and benefit levels and on such other terms and conditions as Purchaser shall in its sole discretion deem appropriate. Each Employee hired by Purchaser who accepts and commences employment with Purchaser is hereinafter collectively referred to as a "Transferred Employee." Sellers will not take any action which would impede, hinder, interfere or otherwise compete with Purchaser's effort to hire any of the Employees. Purchaser shall, with respect to certain specified Transferred Employees, pay such additional compensation due such Transferred Employees that is set forth on Schedule 7.9 hereto.
        Purchaser shall undertake, with respect to the Transferred Employees, to assume the sales incentive bonus program (the "Employee Incentive Program") described on Schedule 7.9 hereto and shall pay all amounts to such Transferred Employees as are due and payable to each such Transferred Employee under the terms of the Employee Incentive Program when due and payable, to the extent such Transferred Employee is still employed by Purchaser and has not been terminated for cause by the Purchaser prior to the date upon which the amount due under the Employee Incentive Program is payable by the Company to such Transferred Employee. To the extent an Employee that is not a Transferred Employee is owed any amounts under the Employee Incentive Program as of the Closing Date, Purchaser shall pay, as of the Closing Date, all amounts accrued and due to such Employees under the Employee Incentive Program as of the Closing Date.
        Prior to the Closing, Sellers shall make all contributions for benefits accrued through the Closing Date under the terms of the Plans, whether or not such contributions are due and owing as of such date. Purchaser shall recognize all years of service of the Transferred Employees with either of Campus Textbooks or Campus Outfitters for purpose of vacation accrual under Purchaser's vacation policies. Between the date hereof and the Closing Date, Seller and Purchaser will cooperate to arrange for the Plans to be assumed by Purchaser, terminated, or merged or otherwise combined with a substantially similar Plan of Purchaser's, as appropriate under the circumstances as reasonably determined by Purchaser.
        Sellers and Purchaser shall adopt the "alternative procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 96-60. Under this procedure Purchaser as the successor employer shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by both Campus Outfitters, or Campus Textbooks, as the case may be, as the predecessor and Purchaser as the successor employer for the entire year during which the Closing Date shall take place. Campus Outfitters, or Campus Textbooks, as the case may be, shall provide all required Forms W-2 to all other Employees who are not Transferred Employees reflecting all wages and taxes paid and withheld by Campus Outfitters, or Campus Textbooks, as the case may be, before and after the Closing Date. Campus Outfitters, or Campus Textbooks, as the case may be, and Purchaser shall adopt the alternative procedure of Rev. Proc. 96-60 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advanced Payment Certificate). Under this procedure Campus Outfitters, or Campus Textbooks, as the case may be, shall provide to Purchaser all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee, and Purchaser will honor these forms until such time, if any, that such Transferred Employee submits a revised form. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Campus Outfitters, or Campus Textbooks, as the case may be, on the Closing Date for Transferred Employees, Purchaser shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Campus Outfitters, or Campus Textbooks, as the case may be, on or before the Closing Date, and Campus Outfitters, or Campus Textbooks, as the case may be, will continue to make such payroll deductions and payments to authorized payees with respect to all other Employees who are not Transferred Employees. Campus Outfitters, or Campus Textbooks, as the case may be, shall on or prior to the Closing Date, provide Purchaser with such information in the possession of Campus Outfitters, or Campus Textbooks, as the case may be, as may be reasonably requested by Purchaser and necessary for Purchaser to make the payroll deductions and payments to the authorized payee as required by this subsection (c).
        No provision of this Section 7.9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Campus Outfitters, or Campus Textbooks, as the case may be, in respect of continued employment (or resumed employment) with Purchaser and no provision of this Section 7.9 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plans which may be established by Purchaser following Closing.
    MUTUAL COVENANTS

    .

      Further Assurances

      . Upon the terms and subject to the conditions contained herein, Campus Textbooks, and with respect to the Acquired Campus Outfitters Assets, Campus Outfitters, as the case may be, agree both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, all actions necessary to satisfy the conditions to Closing set forth in Section 6 hereof, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated herein.

      Further Actions Regarding Purchased Assets

      .

        To the extent that time does not permit proper recordation of such assignments contemplated by this Agreement, the Sellers shall cause the assignment of beneficial title therein to be effected as of the Closing and, subsequent to the Closing, will provide all assistance and cooperation as is necessary to effectuate recordable assignment of such assets.
        If for a period of eighteen (18) months after the Closing Date, it is discovered by any of the parties hereto that certain assets and properties of the Acquired Business were not included in the Purchased Assets and assigned to Purchaser but were intended to be so included, Sellers shall promptly take all actions necessary to effect the proper assignment and transfer of all right, title and interest in all such assets and properties to Purchaser.
        If for a period of eighteen (18) months after the Closing Date, it is discovered by any of the parties hereto that (i) any Campus Outfitters Retained Asset was improperly assigned to Purchaser or (ii) the Assumed Campus Outfitters Liabilities were not assumed by Purchaser at the Closing, but were intended to be so assumed, Purchaser shall take all actions necessary to effect the assignment back to Campus Outfitters, or the assumption by Purchaser of such Assumed Campus Outfitters Liabilities, as the case may be.
      Access to Information and Personnel

      .

        Sellers will grant to Purchaser access to any relevant records related to operation of the Acquired Business that is reasonably required by Purchaser and not transferred hereunder. Any such access shall be during normal business hours where such data and records are regularly maintained. To the extent any information provided to Purchaser hereunder does not relate to the Acquired Business, Purchaser shall keep such information confidential.
        Purchaser will grant to Sellers reasonable access to the Transferred Employees, to the extent necessary in connection with any litigation involving Sellers (excluding any litigation covered by Article 12 hereof); provided Purchaser reserves the right to refuse such access if it determines in good faith that providing Sellers with such access to such persons would be detrimental to Purchaser. Sellers must notify Purchaser in writing that it seeks access to certain Employees and must identify with specificity the reason for such access. Sellers further agree to reimburse Purchaser for any expenses or costs associated with Purchaser providing access to such Employees pursuant to this Section 8.3(b).
        After the Closing Date, Sellers will cooperate with Purchaser, and Purchaser will cooperate with Sellers, in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests, and will provide reasonable access to, and the cooperation of its employees and auditors. Sellers will cooperate in all reasonably respects with Purchaser and Purchaser will cooperate in all reasonably respects with the Sellers in connection with any Tax investigation, audit or other proceeding.
      Taxes

      .

        For any taxable period relating to the Acquired Business, Campus Outfitters and Campus Textbooks that ends on or before the Closing Date, Sellers shall cause each of Campus Textbook and Campus Outfitters to timely prepare, consistent with their past practices and custom (unless a contrary position is required by Legal Requirement) and file with the appropriate Governmental Authority all required Tax Returns (and shall promptly provide Purchaser with copies of all such Tax Returns insofar as such Tax Returns relate to the Acquired Business) and shall pay all Taxes due with respect to such Tax Returns. Purchaser shall timely prepare and file with the appropriate Governmental Authority all other Tax Returns relating to the Acquired Business and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Sellers shall pay Purchaser for any amount owed by Sellers pursuant to Section 10.4(b) with respect to any such Tax Returns.
        Liability for Taxes.
          Sellers shall be liable for and pay, and pursuant to Section 10.3 shall indemnify all Purchaser Indemnified Parties against, (A) all Taxes (other than Property Taxes) (i) imposed on Sellers that could give rise to an Encumbrance on the Purchased Assets or the assets of Campus Textbooks, (ii) imposed on Campus Textbooks or Campus Outfitters that are allocable to a Pre-Closing Tax Period and (iii) resulting from the transactions hereunder or those that are the responsibility of Sellers pursuant to any provision in this Agreement and (B) all Property Taxes that relate to a Pre-Closing Tax Period.
          Purchaser shall be liable for and pay, and pursuant to Section 10.2 shall indemnify Seller Indemnified Parties against, (A) all Property Taxes for any Post-Closing Tax Period and (B) all Taxes of Campus Textbooks or Campus Outfitters with respect to the Acquired Campus Outfitters Assets for any Post-Closing Tax Period (to the extent such Taxes are imposed on any of the Seller Indemnified Parties).
        In the case of any Straddle Period, real, personal and other similar intangible property Taxes relating to the Acquired Campus Outfitters Assets or the assets of Campus Textbooks ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.
        Purchaser and Sellers agree to (i) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Business, Acquired Campus Outfitters Assets or the assets of Campus Textbooks (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and (ii) cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax relating to the Acquired Business, Acquired Campus Outfitters Assets or the assets of Campus Textbooks; (iii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Acquired Business, Acquired Campus Outfitters Assets or the assets of Campus Textbooks for taxable periods for which the other may have a liability; and (iv) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any such taxable period. Purchaser shall retain all Books and Records with respect to Taxes pertaining to the Acquired Business, Acquired Campus Outfitters Assets or the assets of Campus Textbooks for a period of at least six (6) years following the Closing Date. Each party shall provide the other with at least ten (10) days prior written notice before destroying or transferring custody of any such Books and Records, during which period the party receiving such notice can elect to take possession, at its own expense, of such Books and Records.
      Collection of Accounts Receivable and Payment to Sellers

      . Purchaser shall act as agent for Sellers in connection with the collection and disbursement to Sellers, on behalf of Campus Outfitters, of the accounts receivable retained by Sellers pursuant to Section 2 of this Agreement and reflected on the balance sheet of Campus Outfitters included in Schedule 3.1. Within five (5) Business Days following receipt of payment of such accounts receivable, Purchaser shall pay such amounts to Sellers or their designee, on behalf of Campus Outfitters.

      Assignment of Fidelity Note

    . From and after the date hereof (including following the Closing) each of Sellers, Campus Outfitters and Purchaser shall use their reasonable best efforts to cause the $25,000 note payable to Fidelity set forth on Paragraph 2 of Schedule 3.1 to be guaranteed by Purchaser and to cause all collateral or guarantees issued thereunder by Sellers, Campus Outfitters or any other Person to be replaced by guarantees of Purchaser.

    termination

    .

      Termination

      . This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to or at the Closing:

        by mutual written consent of Sellers and Purchaser;
        by Sellers upon written notice in the event of a material breach of any representation or warranty of Purchaser contained in this Agreement or any covenant or agreement to be performed or complied with by Purchaser pursuant to the terms of this Agreement, which breach (i) has continued without cure for a period of thirty (30) days following notice thereof by Sellers to Purchaser and (ii) would result in a condition to Closing set forth in Section 6.1 of this Agreement not being satisfied (which condition has not been waived by Sellers in writing);
        by Purchaser upon written notice in the event of a material breach of any representation or warranty of Sellers contained in this Agreement or any covenant or agreement to be performed or complied with by Sellers, Campus Textbooks or Campus Outfitters pursuant to the terms of this Agreement, which breach (i) has continued without cure for a period of thirty (30) days following notice thereof by Purchaser to Sellers and (ii) would result in a condition to Closing set forth in Section 6.2 of this Agreement not being satisfied (which condition has not been waived by Purchaser in writing); and
        By Sellers on the second Business Day following the date on which Sellers provide copies of the payoff letter (or letters) contemplated by Section 2.5(c) to Purchaser, if the Closing shall have failed to occur on the first Business Day following the receipt of such payoff letters by Purchaser from Sellers.
      Effect of Termination

      . If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no force and effect that there shall be no liability on the part of any party hereto, except that (i) nothing herein shall relieve any party hereto from liability for any willful breach of this Agreement occurring prior to any such termination and (ii) the terms of this Section 9.2, Section 11.1 (Governing Law; Jurisdiction), Section 11.4 (Entire Agreement), Section 11.6 (Expenses), and Section 11.13 (No Third Party Beneficiary) shall remain in full force and effect.

      Closing Deadline

    . This Agreement may be terminated, upon written notice from either Purchaser or Sellers, if the Closing has not occurred by the date that is forty-five (45) days following the date hereof (the "Closing Deadline"), provided, however that neither of Sellers nor Purchaser shall have the right to terminate this Agreement under this Section 9.3 if such party's failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur by the Closing Deadline.

    SURVIVAL; INDEMNIFICATION

    .

      Survival

      . The representations, warranties, covenants and obligations of Sellers, Campus Textbooks, Campus Outfitters and Purchaser contained in this Agreement shall survive the Closing, provided that the representations and warranties of such parties shall survive for a period of eighteen (18) months after the Closing; provided, further that (a) the representations and warranties of (i) Sellers contained in Sections 4.1(a) (Organization and Qualification; Power), 4.1(b) (Authorization; Validity), and 4.7(a) (Title to and Sufficiency of Assets) and (ii) of Purchaser contained in Sections 5.1(a) (Organization, Power and Standing) and 5.1(b) (Authorization and Enforceability), shall survive indefinitely (b) the representations and warranties of Sellers contained in Sections 4.8 (Taxes), 4.11 (Environmental Matters) and 4.15 (Employee Benefits) shall survive until ninety (90) days following the expiration of the applicable statute or similar period of limitations; it being understood that in the event notice of any Claim for indemnification under Section 10.2(a) or (b) or Section 10.3(a) or (b) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive with respect to such Claim until such time as such Claim is finally resolved.

      Indemnification by Purchaser

      . From and after the Closing, Purchaser shall indemnify, save and hold harmless Sellers and each of the foregoing's respective Representatives (the "Seller Indemnified Parties") from and against any and all losses, liabilities, costs of remediation, damages, costs or expenses (including reasonable attorneys' fees, losses, claims, judgments, liabilities, fines, amounts paid in settlement and damages, collectively, "Damages"), arising out of, relating to or incurred as a result of:

        the material breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement as of the Closing Date;
        any breach, default or lack of performance on the part of Purchaser of any of its agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate, or instrument of transfer delivered by Purchaser hereunder;
        any Taxes for which Purchaser is liable pursuant to Section 8.4(b)(ii);
        the Assumed Campus Outfitters Liabilities; or
        the use and operation of the Acquired Campus Outfitters Assets by Purchaser after the Closing Date.
      Indemnification by the Sellers

      . From and after the Closing, Sellers, Campus Textbooks and Campus Outfitters (the "Seller Indemnifying Parties") shall, jointly and severally, indemnify, save and hold harmless Purchaser and its Affiliates (collectively, the "Purchaser Indemnified Parties") from and against any and all Damages arising out of, relating to or incurred as a result of:

        breach or inaccuracy of any representation or warranty made by Sellers in this Agreement as of the date hereof or as of the Closing Date;
        any breach, default or lack of performance on the part of Sellers or either of the Companies, of any of their respective agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate, or instrument of transfer delivered by Seller or either of the Companies hereunder;
        any Taxes of Campus Textbooks and Campus Outfitters that are allocable to a Pre-Closing Tax Period and any Taxes that are imposed on Purchaser as a result of a breach of a covenant contained in Section 8.4 of this Agreement;
        Excluded Liabilities; or
        any reasonable expenses in excess of the amount of the Lease Consent Holdback incurred by Sellers, Campus Outfitters, Campus Textbooks or Purchaser in order to properly transfer the Retail Leases or, in the case of a Non-Transferable Retail Lease, to pay for the termination of the Non-Transferable Retail Lease and to enter into a new lease on substantially the same terms as the Non-Transferable Retail Lease.
      Indemnification Process

      . The Person making a claim for indemnification under this Section 10 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" (provided that for the purpose of clause (c) below such term shall refer to the party hereto to whom such Person is related for purposes of obtaining the benefits of this Section 10) and the party or parties against whom such claims are asserted under this Section 10 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Section 10 shall be asserted and resolved as follows:

        Notice of Claims. In the event that (i) any claim, action, suit, arbitration, hearing or proceeding is asserted or instituted against any Indemnified Party by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party for Damages under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified for Damages by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims," or individually, a "Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Claim, the amount of Damages sought in such Claim, if known, and the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim Notice"), provided that a delay or defect in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party demonstrates such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party timely notice.
        Third Party Claims. In the event of a Third Party Claim, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding an Indemnifying Party's election to appoint one separate counsel (plus one local counsel, if necessary) to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ one separate counsel (plus one local counsel, if necessary), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such one separate counsel (plus one local counsel, if necessary) if (i) there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claim in good faith or (ii) if the Claim seeks injunctive relief which, if granted could materially and adversely affect the Indemnified Party or its Affiliates. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as may be reasonably requested by the Indemnifying Party. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) days after receipt of notice thereof in accordance with the terms hereof, (i) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, at the expense of and for the account and risk of the Indemnifying Party, and (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party.
        Settlement of Third Party Claims. In connection with the settlement or compromise of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), (i) settle or compromise any Third Party Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim of all Indemnified Parties affected by such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement or compromise imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder or (iii) settle or compromise any Third Party Claim if the Indemnified Party will be required to make any payment with respect to such compromise or settlement due to the application of the limitations of Section 10.5. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, if a Third Party Claim is being defended by an Indemnified Party pursuant to the last sentence of clause (b) above (unless the Indemnifying Party and Indemnified Party mutually agree that the Indemnified Party shall defend such Third Party Claim), the limitations on the Indemnified Party's right to settle or compromise set forth in this clause (c) shall not apply to such Indemnified Party, unless the Indemnifying Party has been advancing (in a timely manner) payment of such Indemnified Party's costs and expenses associated with such defense (subject to the undertaking of the Indemnified Party to reimburse such advances in the event such costs of defense are not ultimately to be indemnifiable under this Section 10).
        Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its Representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives or agents (except as may be required by applicable Legal Requirement) any information obtained pursuant to this Section 10.4(d) which is designated as confidential by an Indemnified Party.
        Investigation. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
      Limitation on Indemnification

      .

        Indemnification Threshold. No amount shall be payable by any Indemnifying Party pursuant to Section 10.2 (a) or (b) or Section 10.3(a), (b) or (e) unless the aggregate amount of Damages indemnifiable under Section 10.2(a) or (b) or Section 10.3(a), (b) or (e), respectively, exceeds $100,000 (the "Indemnification Threshold") (at which point the Indemnified Party shall be entitled to all indemnification amounts accrued up to the Indemnification Threshold); provided, however, that the Indemnification Threshold shall not apply to any indemnification obligations of any Indemnifying Party to any Indemnified Party arising from the representations and warranties (i) of Sellers contained in Sections 4.1(b) (Authorization; Validity), 4.1(d) (Ownership of Membership Interests), 4.7(a) (Title to and Sufficiency of Assets) and 4.8 (Taxes), (ii) of Purchaser contained in Section 5.1(b) (Authorization and Enforceability) or indemnification obligations of any party under any other provisions of Section 10.2 or Section 10.3 or (iii) the payments required by Section 2.
        Indemnification Cap. The aggregate amount of Damages for which an Indemnified Party shall be entitled to indemnification pursuant to Section 10.2 (a) or (b) or Section 10.3(a) or (b) hereto (other than any indemnification obligations of any Indemnifying Party to any Indemnified Party arising from the representations and warranties (i) of Sellers contained in Sections 4.1(b) (Authorization; Validity), 4.1(d) (Ownership of Membership Interests), 4.7(a) (Title to and Sufficiency of Assets) and 4.8 (Taxes), and (ii) of Purchaser contained in Section 5.1(b) (Authorization and Enforceability) or indemnification obligations of any party under any other provisions of Section 10.2 or Section 10.3) shall not exceed an amount equal to Two Million Seven Hundred-Fifty Dollars ($2,750,000). The aggregate amount of Damages for which either of Harry Harrison or Adam Isaacson, as Sellers hereunder, shall be liable as Indemnifying Parties shall not exceed that portion of the Total Purchase Price allocated to Harry Harrison or Adam Isaacson, as the case may be, in Schedule 2.3(c) hereto.
        Application of Indemnification Threshold and Indemnification Cap. Sections 10.5(a) and 10.5(b) shall not apply to the breach of any obligations hereunder due to knowing and intentional fraud.
      Tax Treatment

    . The parties hereto agree to treat all indemnification payments made hereunder as an adjustment to the Total Purchase Price for Tax purposes unless otherwise required by applicable law.

    General Provisions

    .

      Governing Law; Jurisdiction

      . This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In respect of any actions for injunctive or other equitable relief hereunder, any suit, action or claim may be brought against any party hereto in the federal courts located in the borough of Manhattan, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts in any such action, suit or claims and hereby waives any objection to venue laid therein. Process in any such action, suit or claim may be served on any party anywhere in the world.

      Notices

      . Any notices or other communications required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand, overnight courier or international courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

      Sellers, Campus Outfitters, or Campus Textbooks:

      c/o Campus Outfitters, LLC

      5112 Berwyn Road

      College Park, MD 20740

      Attention: Adam Hanin

      Fax: (301) 220-0638

      Copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP

      1440 New York Ave. N.W.

      Washington, D.C. 20005

      Attention: Jeremy London, Esq.

      Fax: (202) 661-8299

      Purchaser:

      c/o Varsity Group Inc.

      1850 M Street, Suite 1150

      Washington, D.C. 20036

      Attention: Eric Kuhn

      Fax: (202) 466-2753

      Copy to:

      Latham & Watkins LLP

      135 Commonwealth Drive

      Menlo Park, California 94025

      Attention: Anthony J. Richmond, Esq.

      Fax: (650) 463-2600

      or such other addresses as shall be similarly furnished in writing by either party.

      Exhibits

      . All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

      Entire Agreement, Binding Effect

      . This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      Headings

      . The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

      Expenses; Expense Reimbursement

      . The Expense Reimbursement paid by Purchaser to Seller shall serve as partial reimbursement to Sellers for the consulting, accounting, legal, and other charges and expenses incurred by Sellers in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby. Except as otherwise specifically provided herein, and as provided in the preceding sentence with respect to the Expense Reimbursement, each of the parties hereto shall be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other party. In the event this Agreement is terminated pursuant to Section 9 hereof, Purchaser shall be responsible for and pay all out-of-pocket expenses incurred by Sellers, Campus Outfitters and Campus Textbooks in connection with the Campus Audit to the extent Purchaser shall have consented in writing to the terms and conditions of the engagement letter relating to the Campus Audit, among Sellers, Campus Outfitters and Campus Textbooks and the auditor to perform the Campus Audit. Except for expenses as provided in this Section 11.6, all other transaction expenses of the Sellers or either Company shall be borne by the Sellers and not by either Company. Any such expenses paid by the Companies shall be reimbursed by the Sellers at Closing as provided in Section 2.7.

      Amendment

      . This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

      Waiver

      . The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition, or the waver of any other term or condition.

      Time of the Essence

      . Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

      Assignment

      . This Agreement may not be assigned by operation of law or otherwise by Sellers without the prior written consent of Purchaser. This Agreement may not be assigned by operation of law or otherwise by Purchaser without the prior written consent of Sellers. Notwithstanding the foregoing, Purchaser may assign all of its rights and obligations hereunder to a wholly-owned subsidiary of Purchaser (the "Assignee") without consent of Sellers, Campus Textbooks or Campus Outfitters, provided that the Assignee shall assume in writing all of the rights and obligations of Purchaser hereunder, and no such assignment shall relieve Purchaser from its obligations under this Agreement, whether arising prior to, on or after the Closing.

      Specific Performance

      . Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled, without the requirement that a bond or other security be posted, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement.

      No Third Party Beneficiary

      . Except as provided in Section 12 as to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

      Severability

      . If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

      Counterparts; Signatures

      . This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

      Schedules

. Sellers have, or have caused the Companies to, set forth information in certain of the Schedules to this Agreement that corresponds to the Section of the Agreement to which they relate. A matter set forth in one Schedule need not be set forth in any other Schedule so long as its relevance to the latter Schedule or Section of the Agreement is readily apparent on the face of the information disclosed in any of the Schedules.

IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest and Asset Purchase Agreement all as of the day and year first above written.

PURCHASER

By: Varsity Group Inc.

/s/ Eric Kuhn

Name:

Title: CEO

CAMPUS OUTFITTERS

By: Campus Outfitters

Name: /s/ Elliott Hanin

Title: Managing Member

CAMPUS OUTFITTERS MEMBERS

By: /s/ Adam Hanin

Adam Hanin

By: /s/ Elliott Hanin

Elliott Hanin

By: /s/ Marcia Hanin

Marcia Hanin

By: /s/ Harry Harrison

Harry Harrison

CAMPUS TEXTBOOKS

By: Campus Textbooks

Name: /s/ Elliott Hanin

Title: Managing Member

CAMPUS TEXTBOOKS MEMBERS

By: /s/ Adam Hanin

Adam Hanin

By: /s/ Elliott Hanin

Elliott Hanin

By: /s/ Adam Isaacson

Adam Isaacson

Exhibit A

Berwyn Road Lease

Exhibit 2.3(a)(i)

(To be provided by Sellers prior to closing)